9.5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2024 Benchmark Pr

BENCHMARK ELECTRONICS, INC.

56 South Rockford Drive

Tempe, Arizona 85288

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 28, 2026

Date: Thursday, May 28, 2026 Time: 8:00 a.m. local time Location: Benchmark Electronics, Inc. 56 South Rockford Drive Tempe, Arizona 85288

AGENDA:

1.
to elect nine (9) directors to serve on the Company's Board of Directors until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified;
2.
to approve the advisory resolution approving the compensation of the Company’s named executive officers;
3.
to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026;
4.
to approve an amendment to the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan to increase the total number of authorized shares of the Company’s common stock available for grant thereunder by 1,800,000 shares; and
5.
to transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

Shareholders of record of Benchmark Electronics, Inc. (the “Company”) at the close of business on April 2, 2026 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Stephen J. Beaver

Stephen J. Beaver
Secretary

Tempe, Arizona

April 17, 2026

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the meeting, please act promptly to vote your shares. You may vote in person or by using a proxy as follows:

By Internet:	By Telephone:	By Mail:
Go to www.proxypush.com/BHE. Please have the Notice of Internet Availability of Proxy Materials (the “Notice”) we sent to you in hand because it has your personal control number(s) needed for your vote.	Call 1-866-206-5293 on a touch-tone phone. Please have the Notice we sent to you in hand because it has your personal control number(s) needed for your vote.	Please request written materials as provided in the Notice; then complete, sign and date the proxy card and return it to the address indicated thereon.

Your proxy is revocable at any time before it is voted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE
HELD ON MAY 28, 2026:

THE PROXY MATERIALS FOR THE ANNUAL MEETING, INCLUDING THIS PROXY STATEMENT AND THE COMPANY’S 2025 ANNUAL
REPORT TO SHAREHOLDERS, ARE AVAILABLE AS PROVIDED IN THE NOTICE.

i Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

BENCHMARK ELECTRONICS, INC.

56 South Rockford Drive

Tempe, AZ 85288

(623) 300-7000

April 17, 2026

PROXY STATEMENT FOR 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 28, 2026

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s 2026 annual meeting of shareholders to be held at the Company’s headquarters at 56 South Rockford Drive, Tempe, AZ 85288 on Thursday, May 28, 2026 beginning at 8:00 a.m. local (Arizona) time, and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2025 Annual Report to Shareholders available to shareholders electronically on the Internet. On or about April 17, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders with instructions on how to access the proxy materials online or request a printed copy of the materials. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Meeting.

Proxies

Proxies properly submitted by Internet, telephone or otherwise properly executed and received by the Company before or at the Meeting and not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly submitted and received by the Company and not revoked will be voted:

•
FOR the election of all nominees for director named herein to serve on the Board until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified;
•
FOR the advisory resolution approving the compensation of the Company's named executive officers (“Say-on-Pay”) as disclosed in this Proxy Statement;
•
FOR the ratification of the appointment of KPMG LLP ("KPMG") as the independent registered public accounting firm of the Company for the year ending December 31, 2026; and
•
FOR the approval of the amendment to the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (the “2019 Omnibus Plan”) to increase the total number of authorized shares of the Company’s common stock available for grant thereunder by 1,800,000 shares.

The proxy also confers on the persons named therein discretionary authority to vote with respect to any other matter that properly comes before the Meeting.

Proxies may be revoked by written notice received by the Company’s Secretary at any time before they are voted at the Meeting by delivering a signed notice of revocation to the Secretary, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Shareholders Entitled to Vote

Shareholders of record at the close of business on April 2, 2026 (“Record Date”) are entitled to notice of and to vote at the Meeting. As of April 2, 2026, there were 35,877,036 shares of common stock, $0.10 par value per share (“Common Shares”), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.

1 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

INTRODUCTION

However, shares held through your broker, bank or other nominee for which you do not submit voting instructions will not be voted and will be deemed not entitled to vote with regard to certain proposals as discussed under “How to Vote If You Hold Your Shares in ‘Street Name’” below.

How to Vote If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Shares, you may vote them either by proxy as set forth in the Notice and/or proxy card in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf.

Attending the Meeting

Only holders of our Common Shares as of the close of business on the Record Date, which was April 2, 2026, or their duly appointed proxies, may attend the Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the Notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of the Record Date in order to be admitted to the Meeting. All attendees must bring a government-issued photo ID to gain admission to the Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

How to Vote If You Hold Your Shares in “Street Name”

Most shareholders do not have their shares registered directly with the Company in their name; instead, their shares are held in their brokerage account or by a bank or other custodian who votes the shares according to the instructions submitted to them by the beneficial owner of the shares. If you do not submit voting instructions to your broker, bank or other nominee, they will not be permitted to vote your shares on any proposal, unless the proposal constitutes a “discretionary” item and your broker, bank or other nominee is a member of the New York Stock Exchange (“NYSE”) and permitted by NYSE rules to vote on “discretionary” items, such as the ratification of the Company’s independent registered public accounting firm. The election of directors, the Say-on-Pay vote and the approval of the amendment to the 2019 Omnibus Plan are “nondiscretionary” items. Without your instructions, your shares may be represented at the Meeting, but as to nondiscretionary items, they may not be voted, resulting in “broker non-votes” on those items. Because they cannot be voted on those matters, they are not deemed to be “entitled to vote” on those matters and will not be included in the calculation of voting results for those matters (neither in the numerator nor the denominator).

Accordingly, we urge you to promptly give instructions to your broker, bank or other nominee to vote FOR the election of each of the nominees presented in Proposal 1 and FOR each of Proposal 2, Proposal 3, and Proposal 4 in this Proxy Statement by using the voting instruction card provided to you by your broker, bank or other nominee. Please note that if you intend to vote your street name shares in person at the Meeting, you must obtain a “legal proxy” from your broker, bank or other nominee and present it at the Meeting.

Quorum, Voting Requirements and Other Matters

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the conduct of business. Common Shares represented by a proxy that is properly submitted by Internet or telephone, or otherwise properly completed, signed and returned, will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as withholding authority, casting a vote or abstaining or lacks instructions as to any “discretionary” item.

The following table describes the voting requirement for each proposal (assuming a quorum is present):

Proposal 1: Election of Directors

Each of the nine (9) nominees for director will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention with respect to the election of a particular director nominee will have the effect of a vote against the election of that director nominee. Broker non-votes will have no effect on the outcome of the proposal.

Proposal 2: Say-on-Pay Advisory Vote

The proposal requires the approval of the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	The proposal requires the approval of the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present,

2 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

INTRODUCTION

in person or represented by proxy, at the Meeting. An abstention will have the effect of a vote against the proposal. No broker non-votes are expected in connection with the proposal.
Proposal 4: Approval of the Amendment to the 2019 Omnibus Plan To Increase the Total Number of Authorized Common Shares Available for Grant Thereunder by 1,800,000 Shares

The proposal requires the approval of the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

Voting Results

The preliminary voting results may be announced at the Meeting. The final voting results will be announced in a Current Report on Form 8-K filed with the SEC within four business days after the Meeting.

3 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth information with respect to each nominee for election as a director of the Company nominated by the Board. Each nominee was proposed to the Board for election by its Nominating, Sustainability and Governance Committee and based on this recommendation, the Board has nominated these candidates for election by the shareholders at the Meeting. The Board has reviewed the qualifications of each nominee and has determined that, other than Mr. Moezidis, each satisfies the (i) independence standards promulgated by the NYSE and applicable regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “non-employee director” standards set forth in such regulations, and (iii) “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. The information as to age, principal occupation and directorships has been furnished by the nominees.

Name	Age	Principal Occupation	Director Since

David W. Scheible	69	Board Chair of the Company and Current Operating Advisor to the funds of Clayton, Dubilier & Rice	2011
Douglas M. Britt	61	Executive Chairman of Boyd Corporation	2023
Glynis A. Bryan	67	Retired Chief Financial Officer of Insight Enterprises, Inc.	2025
Anne De Greef-Safft	63	Retired Group President of the Food Service Equipment Group of Standex International Corporation	2019
Kenneth T. Lamneck	71	Retired President and Chief Executive Officer of Insight Enterprises, Inc.	2013
Michael D. Slessor	56	Chief Executive Officer of FormFactor, Inc.	2025
Charles M. Swoboda	59	Former Chairman, CEO and President of Cree, Inc.	2025
Lynn A. Wentworth	67	Retired Chief Financial Officer and Treasurer of BlueLinx Holdings, Inc.	2021
David A. Moezidis	54	President and Chief Executive Officer of the Company	2026

Board Tenure, Skills and Qualifications

TENURE (number of years)

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PROPOSAL 1 — ELECTION OF DIRECTORS

Board Diversity and Skills
Board Qualifications, Attributes, Skills & Experience
Public Company Board Experience as an Independent Director (7/9) (other than BHE)
Public Company CEO Experience (4/9) Significant experience as a CEO at a publicly-traded company
Public Company COO and/or Division President (5/9) Significant experience as a COO at a publicly-traded company, or President of a major division of a publicly-traded company

Public Company Financial & Accounting Experience (9/9)

Financial and/or accounting skills as well as experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of public company internal controls and procedures for financial reporting.

Global Business Experience (9/9) Experience operating in a multi-national organization with P&L responsibility involving revenue and resources outside the U.S.
Technology Manufacturing Background (7/9) Management experience or background in technology manufacturing, including as an engineer, at a well-recognized organization or adjacent industry.

Enterprise Risk Management (9/9)

Experience leading, developing or conducting enterprise risk assessments for multi-national companies, including the evaluation of mitigation strategies for key enterprise risks.

Sales/Marketing (4/9) Experience leading and developing strategy for sales, marketing and go-to-market teams at a company positioned in one of the Company’s market sectors
Cybersecurity (2/9) Experience with leading, developing, or evaluating cybersecurity practices in a multi-national organization

Human Capital Development & Compensation Experience (9/9)

Experience in human capital and cultural development programs, including (but not limited to) diversity, equity and inclusion (DEI) programs, talent acquisition, succession planning and the design of short and long-term compensation and reward programs

Sustainability/Environmental, Social & Governance (ESG) (4/9) Experience with the development of corporate strategy and policy initiatives relating to Sustainability/ESG
Mergers & Acquisitions (9/9) Significant experience leading, analyzing or evaluating merger and acquisition transactions and/or opportunities
Supply Chain Management Experience (5/9) Management or other significant experience in supply chain management

Male
Female
Non-Binary
Prefer not to Disclose

African American
Asian/Pacific Islander
White/Caucasian
Hispanic/Latino
Native American
Born outside of the United States

5 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

DAVID W. SCHEIBLE Age: 69 Director Since: 2011 (Board Chair) Committees: • Human Capital and Compensation • Nominating, Sustainability and Governance	DOUGLAS M. BRITT Age: 61 Director Since: 2023 Committees: • Audit
Biographical Information	Biographical Information

David W. Scheible has served as director of the Company since 2011 and has served as non-executive Chairman of the Board since March 2016. He serves on the Human Capital and Compensation Committee and the Nominating, Sustainability and Governance Committee. Since June 2016, he has been an Operating Advisor to the funds of Clayton, Dubilier & Rice, a private investment firm. From 1998 to December 2015, Mr. Scheible held increasingly senior-level executive roles at Graphic Packaging Holding Company (NYSE:GPK), a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and provider of contract packaging services to multinational companies. He served as its Chairman of the Board (May 2013-May 2016), Chief Executive Officer (2007-December 2015), and previously as Chief Operating Officer and Executive Vice President of Commercial Operations. From 1986 to 1998, he was an executive with Avery Dennison Corporation (NYSE:AVY), a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible received an MBA in Finance and a BS in Biochemistry from Purdue University.

Douglas M. Britt has served as director of the Company since 2023 and currently serves on the Audit Committee. Mr. Britt serves as Executive Chairman of Boyd Corporation, having previously served for six years as Chief Executive Officer, where he scaled the business and led the sale of Boyd Thermal to Eaton Corporation (NYSE:ETN) in 2026. He currently oversees the Boyd Thermal business within Eaton. Before joining Boyd in 2020, Mr. Britt was with Flex Ltd. (NASDAQ:FLEX), a global provider of design, engineering, manufacturing and supply chain solutions, from 2012 to 2020, where he served as President of the Integrated Solutions division, which was then a +$20 billion business unit that combined Industrial and Emerging Industries, Communications and Enterprise Compute, and Consumer Technologies Groups. Mr. Britt's previous positions include Corporate Vice President and Managing Director for the Americas at Future Electronics from 2009 to 2012, Senior Vice President of worldwide sales, marketing, and operations at Silicon Graphics from 2007 to 2009, and Executive Vice President of sales, operations, and supply chain at Solectron Corporation from 2000 to 2007. Mr. Britt currently serves on the board of directors of Helios Technologies (NYSE:HLIO) and is a member of the Helios nominating committee and audit committee. Mr. Britt holds a BS in Business Administration from California State University and has attended executive education programs throughout Europe, including the University of London.

Qualifications

With his experience as a board chair, a chief executive officer and as a senior executive of global manufacturing, including contract manufacturing companies over his 30-year career, Mr. Scheible brings to the Board highly relevant leadership skills and international operations expertise.

Qualifications

Mr. Britt brings strong operational and strategy experience to the Board. He has deep electronic manufacturing services industry experience, having held executive leadership positions at several companies in the electronic manufacturing services and supply chain ecosystem.

6 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

GLYNIS A. BRYAN Age: 67 Director Since: 2025 Committees: • Human Capital and Compensation	ANNE DE GREEF-SAFFT Age: 63 Director Since: 2019 Committees: • Human Capital and Compensation (Chair) • Nominating, Sustainability and Governance
Biographical Information	Biographical Information

Glynis A. Bryan has served as director of the Company since 2025 and is a member of the Human Capital and Compensation Committee. She currently serves as a director of Pinnacle West Capital Corporation (NYSE:PNW) and is a member of its audit, finance, and corporate governance and nominating committees. She also serves on the board of directors of Wesco International, Inc. (NYSE:WCC), where she is a member of its audit committee, as well as the board of directors of Ameriprise Financial Inc. (NYSE:AMP), where she is a member of its audit and risk committee. From 2007 until 2024, Ms. Bryan served as Chief Financial Officer of Insight Enterprises, Inc. (NASDAQ:NSIT), a solutions integrator helping accelerate transformation by unlocking the power of people and technology. From 2005 until 2007, she served as Chief Financial Officer of Swift Transportation, an American truckload motor shipping carrier. Ms. Bryan earned an MBA from Florida International University and a BA from York University.

Anne De Greef-Safft has served as director of the Company since 2019, chairs the Board’s Human Capital and Compensation Committee, and is a member of the Nominating, Sustainability and Governance Committee. In February 2025, Ms. De Greef-Safft joined the board of Brady Corporation (NYSE:BRC), a global manufacturer of safety, identification and compliance solutions, and serves on its audit committee. From 2022 until 2025, Ms. De Greef-Safft served on the board of directors of Ambarella, Inc. (NASDAQ:AMBA), an edge AI semiconductor company, and was a member of its nominating and governance and compensation committees. From 2018 to 2025, Ms. De Greef-Safft also served as a member of the board of directors of Ag Growth International Inc. (TSX:AFN), a provider of solutions for global food infrastructure where she chaired its human resources and compensation committee and was a member of its governance and sustainability committee. From 2018 to 2024, she provided strategic and operational consulting services to private equity firms, including Windjammer Capital, and their portfolio companies. She was Group President of the Food Service Equipment Group of Standex International Corporation (NYSE:SXI) from 2015 to 2017. Prior to 2015, Ms. De Greef-Safft held four successive positions at Danaher Corporation (NYSE:DHR) as President of increasingly complex, global operating companies over a period of 12 years. Before joining Danaher, she held various leadership positions in engineering, marketing, sales, and business development for global manufacturing companies. Ms. De Greef-Safft earned her BSEE and MSEE degrees from the Catholic University of Louvain (KU Leuven) in Belgium and an MBA from Babson College in Massachusetts. In 2025, Ms. De Greef-Safft completed the Director's Guide to AI program through NACD (National Association of Corporate Directors), and in 2023 she completed the Climate Leadership Certificate program through Diligent.

Qualifications

Ms. Bryan brings deep corporate and operational finance capability to the board, including expertise across capital markets, mergers and acquisitions, risk management, technology and digital transformation, and strategic planning. She also brings a strong background in corporate governance through her services on public company boards over two decades.

Qualifications

Ms. De Greef-Safft’s extensive experience in global innovation-driven industrial companies and in public company governance brings to the Board expertise in strategic growth, global market development, operations, risk management, M&A and integration, and human capital management.

7 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

KENNETH T. LAMNECK Age: 71 Director Since: 2013 Committees: • Human Capital and Compensation • Nominating, Sustainability and Governance (Chair)	MICHAEL D. SLESSOR Age: 56 Director Since: 2025 Committees: • Audit
Biographical Information	Biographical Information

Kenneth T. Lamneck has served as director of the Company since 2013, is a member of the Human Capital and Compensation Committee and chairs the Nominating, Sustainability and Governance Committee. He currently serves on the board of Fidelity National Information Services, Inc. (NYSE:FIS), chairs its corporate governance, nominating and sustainability committee and is a member of its compensation committee. Mr. Lamneck also currently serves on the board of TD SYNNEX (NYSE:SNX), chairs its nominating and corporate governance committee and is a member of the technology committee. From 2010 until 2021, he served as President, Chief Executive Officer and a Director of Insight Enterprises, Inc. (NASDAQ:NSIT), a solutions integrator helping accelerate transformation by unlocking the power of people and technology. From 2004 to 2009, he was President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics (NYSE:ARW), including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Following five years of service in the United States Army, he began his civilian career at IBM as an engineer. Mr. Lamneck received an MBA from the University of Texas at El Paso and a BS from the United States Military Academy at West Point.

Michael D. Slessor has served as director of the Company since 2025 and is a member of the Audit Committee. He currently serves as CEO of FormFactor, Inc. (NASDAQ:FORM), a global leader in advanced wafer test solutions for the semiconductor industry. Dr. Slessor brings over 25 years of experience in semiconductor production equipment and consumables, technology product development, and transformational business leadership. Under his leadership, FormFactor successfully acquired and integrated Cascade Microtech, broadening the company’s product lineup and global customer reach. Prior to FormFactor, Dr. Slessor held leadership roles at KLA Corporation (NASDAQ:KLAC) and served as CEO of MicroProbe, where he led the company through its acquisition by FormFactor in 2012. Dr. Slessor holds a PhD in Aeronautics and Physics from the California Institute of Technology and a BASc in Engineering Physics from the University of British Columbia.

Qualifications

Mr. Lamneck’s wide-ranging industry experience spanning over 30 years, both as a chief executive officer of a global technology provider and in other leadership roles at multiple global hardware, software and services companies, enables him to bring to the Board a strong international operations background and a depth of understanding into the operation and management of companies in the technology industry.

Qualifications Dr. Slessor brings over 25 years of experience in semiconductor production equipment and consumables, technology product development, and transformational business leadership.

8 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

CHARLES M. SWOBODA Age: 59 Director Since: 2025 Committees: • Audit	LYNN A. WENTWORTH Age: 67 Director Since: 2021 Committees: • Audit (Chair) • Nominating, Sustainability & Governance
Biographical Information	Biographical Information

Charles M. Swoboda has served as director of the Company since 2025 and is a member of the Audit Committee. He currently serves on the board of Ryder System, Inc. (NYSE:R), a leading logistics and transportation company, and is a member of its audit and corporate governance and nominating committees. He was Chairman and CEO of Cree, Inc. (NASDAQ:CREE) from 2005 to 2017, where he led the company’s transformation into a global leader in LED lighting and semiconductor technology. Under his leadership, Cree grew from $177 million to $1.6 billion in annual revenue, launched thousands of products, and secured over 5,000 patents. Mr. Swoboda also oversaw strategic M&A activity, global expansion including a major campus in China, and the development of smart building-enabled lighting solutions. He holds a BS in Electrical Engineering from Marquette University and has served on numerous public and private boards across technology, industrial, and life sciences sectors.

Lynn A. Wentworth has served as director of the Company since 2021. She currently chairs the Board’s Audit Committee and is also a member of its Nominating, Sustainability and Governance Committee. Ms. Wentworth also serves as the lead independent director for Lineage (NASDAQ:LINE), the world’s largest temperature-controlled industrial REIT and logistics solutions provider, where she previously served as its audit committee chair. She continues to serve as a member of Lineage’s audit talent and compensation committees and chairs its equity award committee. Ms. Wentworth also serves as a director and chair of the compensation & management development committee and a member of the nominating and corporate governance committee for Graphic Packaging Holding Company (NYSE:GPK) and, until recently, was its audit committee chair. Ms. Wentworth was a director and chair of the audit committee for CyrusOne, Inc. from 2014 until its acquisition by a consortium led by KKR and Global Infrastructure Partners in March 2023 and had served as chair of the board since May 2021. She was also a director and chair of the audit committee of Cincinnati Bell, Inc. from 2008 until its acquisition by Macquarie Asset Management in September 2021 and had served as chair of the board since May 2019. She served as the Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (NYSE:BXC) until her retirement in 2008. Prior to joining BlueLinx in 2007, Ms. Wentworth was with BellSouth Corporation from 1985 to 2007, where she served as Vice President and Chief Financial Officer for the Communications Group from 2004 to 2007 and Vice President Treasurer from 2003 to 2004. She also held a variety of financial and operational assignments with increasing responsibility in tax, strategic planning, investor relations, financial planning, sales, operations, and treasury for BellSouth. Ms. Wentworth began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. She holds a BA from Babson College, a MS in taxation from Bentley College and a MBA from Georgia State University. In 2024, Ms. Wentworth completed a climate certification program through Competent Boards.

Qualifications

Mr. Swoboda has more than 16 years of experience as a public company CEO and board member. He has industry experience in semiconductors, technology, industrial, automotive, and e-commerce. Additionally, he brings management expertise in strategy, innovation, manufacturing, marketing, sales, and intellectual property matters.

Qualifications

Ms. Wentworth brings over 15 years of leadership in governance roles to the Board, as well as a wealth of financial, operational and strategy expertise demonstrated by a track record of growth and diversification for the companies she has served.

9 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

DAVID A. MOEZIDIS Age: 54 Director Since: 2026 • Company’s President and Chief Executive Officer
Biographical Information

David A. Moezidis has served as President and Chief Executive Officer of the Company since March 2026. Prior to such role, Mr. Moezidis served as Executive Vice President, Chief Commercial Officer of the Company since July 2023. He has over 30 years of leadership experience in operations, engineering, sales, and marketing in the digital imaging, semiconductor capital equipment, and electronic manufacturing services industries. Prior to Benchmark, Mr. Moezidis spent 25 years at Flex (NASDAQ:FLEX) in various leadership positions, including President of the Lifestyle Solutions group and Senior Vice President of the Industrial and Energy group. Earlier in his career, he held engineering operations and marketing roles at KLA Corporation (NASDAQ:KLAC) and began his professional journey in customer engineering at Eastman Kodak Company. Mr. Moezidis holds two BS degrees in Engineering, an MBA from Pepperdine University, and has completed the Executive Management Program at Stanford University.

Qualifications

Mr. Moezidis brings over 30 years of leadership experience in operations, engineering, sales, and marketing in the digital imaging, semiconductor capital equipment, and electronic manufacturing services industries which enables him to provide knowledge to the Board from a deep understanding of operations and management of companies in the technology industry.

10 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Election Procedures; Term

Directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Unless otherwise specified, all Common Shares represented by proxy will be voted for the election of each of the nominees. If a nominee becomes unavailable to serve for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

In 2025, the Board appointed two directors, Michael D. Slessor and Charles M. Swoboda, who were recommended by the Nominating, Sustainability and Governance Committee after an extensive search with a third-party search firm.

All directors will be elected to serve until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified.

✓	The Board of Directors recommends a vote FOR the election of each of the nominees to the Board of Directors.

Executive Officers

The officers of the Company are elected by, and serve at the discretion of, the Board. The current executive officers of the Company are set forth below. See “Election of Directors — Nominees for Election” for information regarding David A. Moezidis, the Company’s President and Chief Executive Officer.

BRYAN R. SCHUMAKER | Executive Vice President, Chief Financial Officer

Bryan R. Schumaker, 50, has served as Executive Vice President, Chief Financial Officer for the Company since October 2024. In this role, Mr. Schumaker also serves as the Company’s Principal Accounting Officer. Prior to joining the Company, he served as Executive Vice President and Chief Financial Officer of SOURCE Global, PBC, which produces the world’s first fully renewable drinking water system, from December 2021 until May 2024. Prior to that assignment, he held Chief Financial Officer roles at TPI Composites, Inc. (NASDAQ:TPIC), a global manufacturer of composite wind blades for the wind energy market, from May 2019 until December 2021, and 8point3 Energy Partners, a limited partnership that had been formed to own, operate and acquire solar energy projects and was previously listed on the NASDAQ, from July 2015 until July 2018, while previously serving as Senior Vice President and Chief Accounting Officer for First Solar, Inc. (NASDAQ:FSLR), a photovoltaic solar technology and manufacturing company, from April 2008 until May 2019. Mr. Schumaker holds a Bachelor of Business Administration in Accounting from the University of New Mexico and is a former Certified Public Accountant.

DAVID A. VALKANOFF | Executive Vice President, Chief Operating Officer

David A. Valkanoff, 62, has served as Executive Vice President, Chief Operating Officer for the Company since July 2023. He has more than 30 years of global operations experience in the aerospace and defense, industrial, automotive, semiconductor, and electronics sectors. Prior to joining the Company, he was at Carrier Global Corporation (NYSE:CARR), a global provider of intelligent climate and energy solutions, serving as Vice President of Operations for its refrigeration segment from October 2019 to July 2023. His prior experience also includes executive roles at TPG (NASDAQ:TPG), Celestica (NYSE:CLS), Visteon (NASDAQ:VC), and Nissan (OTCMKTS:NSANY). While at Celestica, Mr. Valkanoff supported the communications, aerospace and defense, enterprise and cloud solutions, renewable energy, health tech, and semiconductor equipment market customers. He was also the executive sponsor of their Lean Six Sigma initiatives globally. Mr. Valkanoff holds a MBA from Central Michigan University and a BA in Economics and Management from Albion College.

STEPHEN J. BEAVER | Senior Vice President, General Counsel and Chief Legal Officer, Corporate Secretary

Stephen J. Beaver, 54, has served as the Senior Vice President, General Counsel and Chief Legal Officer for the Company since December 2020 and has been the Corporate Secretary and a member of the executive leadership team since August 2018. From August 2018 to December 2020, he was the Company’s Vice President, General Counsel & Corporate Secretary. Prior to joining Benchmark, Mr. Beaver served as Senior Vice President and General Counsel for Aspect Software, Inc., an enterprise software company, from April 2013 to August 2018. Prior to Aspect, Mr. Beaver was with TPI Composites, Inc. (NASDAQ:TPIC), where held the post of General Counsel and Corporate Secretary from September 2008 until April 2013. Prior to TPI Composites, Mr. Beaver was the Vice President, General Counsel & Secretary for Swift Transportation Company, Inc. where he worked from July 2004 until September 2008. Earlier in his career, Mr. Beaver practiced in the areas of labor and employment law and commercial litigation at the international law firm of Bryan Cave Leighton Paisner LLP. Mr. Beaver received a Bachelor’s Degree in Communications from the University of Arizona in 1993. He received a Juris Doctorate from Marquette University Law School, Milwaukee, Wisconsin, in 1998.

RHONDA R. BUSEMAN | Senior Vice President, Chief Human Resources Officer

Rhonda R. Buseman, 52, has served as Senior Vice President, Chief Human Resources Officer for the Company since July 2019. Prior to joining Benchmark, she served as senior vice president of human resources for Universal Technical Institute, Inc. (NYSE:UTI), where she worked from 2006 to July 2019. Prior to that, she held various human resources leadership roles at leading companies such as ConocoPhillips (NYSE:COP), Circle K and Main Street Restaurant Group. She holds a BS in Management from the W.P. Carey School of Business at Arizona State University, where she is an Alumni Hall of Fame inductee. Ms. Buseman serves on the Executive Board of Fresh Start Women’s Foundation. She is a licensed analyst in Predictive Index and holds multiple certifications in Korn Ferry’s Leadership Architect and Interview Architect systems.

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DAVID A. CLARK | Senior Vice President, Chief Procurement Officer

David A. Clark, 65, has served as Senior Vice President and Chief Procurement Officer for the Company since September 2021 with responsibility for all aspects of Supply Chain Management. He leads the organization in leveraging the optimized global supply chain. Mr. Clark has strong Electronic Manufacturing Services and technology industry experience of over 25 years. He previously served as Chief Procurement Officer for Alvarez & Marsal, a global consulting firm, from April 2018 to August 2021, served as Vice President of Supply Chain Management for Plexus (NASDAQ:PLXS) from April 1995 to September 2012, and served as Vice President of Supply Chain Management for Celestica (NYSE:CLS) from December 2012 to April 2018, and has OEM Semiconductor industry experience with Texas Instruments & Hitachi. Mr. Clark attended Arizona State University, W. P. Carey School of Business and currently sits on the Dean’s Council. He possesses strong leadership history supporting global design and manufacturing sites. Mr. Clark is site execution minded in the pursuit of delivering operational excellence, with intense focus on the customer and deep supply chain relationships.

DAVID L. CUMMINGS | Senior Vice President, Chief Commercial Officer

David L. Cummings, 48, has served as Senior Vice President, Chief Commercial Officer for the Company since December 2025, leading the organization’s commercial strategy and global go-to-market approach to drive sustainable growth. He has over 20 years of executive experience in global customer management, supply chain transformation, and commercial operations. From April 2003 to December 2025, Mr. Cummings held various leadership positions at Flex Ltd. (NASDAQ:FLEX), most recently serving as Vice President, General Manager. Prior to Flex, he began his career at Pacific Wave, a family-owned business, where he held multiple managerial roles. Mr. Cummings holds a BS degree in Philosophy and Law from the University of Colorado Boulder.

JOSH T. HOLLIN | Senior Vice President, Chief Technology Officer

Josh T. Hollin, 53, has served as Senior Vice President and Chief Technology Officer for the Company since January 2026, where he leads global engineering and drives innovation in advanced manufacturing, AI, and automation. Mr. Hollin brings more than 25 years of experience in engineering leadership, automation, and advanced manufacturing technologies. His career spans executive roles at leading technology companies, where he successfully scaled global engineering organizations, drove AI and robotics innovation, and delivered transformative product development strategies. Mr. Hollin served as Vice President of Engineering & Technical Program Management from February 2024 to January 2026 at GoPro (NASDAQ:GPRO), where he led hardware and software engineering programs and introduced advanced lifecycle practices to accelerate product delivery. Prior to GoPro, Mr. Hollin held senior leadership roles from May 2022 to December 2023 at AMP Robotics and from May 2017 to May 2022 at Flex (NASDAQ:FLEX), where he spearheaded global design engineering, autonomous robotics initiatives, and advanced manufacturing solutions. Mr. Hollin holds a MBA from the University of Kansas, a BS in Mechanical Engineering from Drexel University and is a Six Sigma Black Belt.

BIPIN JAYARAJ | Senior Vice President, Chief Digital and Information Officer

Bipin Jayaraj, 49, has served as Senior Vice President and Chief Digital & Information Officer for the Company since July 2024. Mr. Jayaraj joined Benchmark from Rogers Corporation (NYSE:ROG), a global provider of high-performance and high-reliability engineered materials and components, where he served as its Vice President and Global Chief Information Officer from October 2021 until July 2024, leading multiple technology initiatives that enabled global, cross-functional teams to collaborate securely on world-class technology platforms. Prior to Rogers, Mr. Jayaraj held leadership roles at Make-A-Wish America from July 2017 until October 2021, most recently as its Chief Digital & Information Technology Officer, and spent 14 years at NTT Data, working closely with Honeywell. Mr. Jayaraj holds a Bachelor of Engineering in Computer Science from Anna University, Tamil Nadu, India, an Executive MBA from Arizona State University, and a Certificate in Executive Development from the Wharton School of Business, University of Pennsylvania.

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Corporate Governance, Committee Charters, Shareholder Communications

The Company places integrity first and foremost, which has long been a part of our corporate identity. The Company’s practices reflect governance compliance aligned with the existing standards of the NYSE and requirements of the SEC. The Company's compliance posture reflects other governance best practices as well, including:

•
The Company’s Code of Conduct applies to all directors, officers (including our Chief Executive Officer, Chief Financial Officer and principal accounting officer) and employees;
•
The Company has a system in place to encourage and facilitate confidential and anonymous reports of compliance concerns, including to the Audit Committee of the Board;
•
Executive officers are subject to a clawback policy relating to performance-based compensation earned during periods for which a financial restatement is required under SEC reporting rules;
•
Directors and executives are prohibited from pledging, hedging, selling short or otherwise engaging in speculative practices regarding the Company’s securities;
•
The Company has adopted a Securities Trading Policy governing transactions involving the sale, purchase and/or other dispositions of the Company’s equity securities by its directors, officers and employees, and by the Company itself, which the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any NYSE listing standards applicable to the Company. For more information, refer to Exhibit 19.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;
•
All of our directors are independent, except for Mr. Moezidis who serves as Chief Executive Officer (the “CEO”);
•
The independent directors meet regularly without the presence of management;
•
The Board operates under a set of published Corporate Governance Guidelines;
•
Any director who does not receive the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote in the election of directors and represented, in person or by proxy, at any meeting during which an uncontested election occurs must tender his or her resignation to the Board for its consideration in accordance with the Corporate Governance Guidelines;
•
Three members of the Board’s Audit Committee qualify as “audit committee financial experts” as defined by the SEC;
•
KPMG, our independent registered public accounting firm, reports directly to the Audit Committee;
•
The Company’s internal audit leader regularly meets in private session with the Audit Committee during the year;
•
The Audit Committee receives quarterly cybersecurity updates from the Company's Chief Digital & Information Officer and Chief Information Security Officer; and
•
The Company publishes a sustainability report detailing its sustainability initiatives and progress.

The Board will continue to enhance the Company’s governance practices as value-enhancing new ideas and best practices emerge. You may access our current Committee Charters, Code of Conduct, Corporate Governance Guidelines and Comprehensive Sustainability Report on our website at www.bench.com under “Investors—Corporate Governance,” or obtain copies by writing to the Corporate Secretary at Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288. Any amendment or waiver of a provision of the Code of Conduct requiring disclosure under applicable rules with respect to any of the Company’s executive officers or directors will be posted on the Company’s website within the time period required by the SEC.

Shareholders and other interested parties may send communications about bona fide issues or questions to the Board, the non-employee directors as a group or to individual directors, in each case, care of Benchmark Electronics, Inc., Attention: Stephen Beaver, 56 South Rockford Drive, Tempe, Arizona 85288.

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Sustainability

The Company's Sustainability Council is responsible for leading our sustainability strategy and monitoring our corporate social responsibility and environmental sustainability initiatives. In addition, the Sustainability Council oversees Benchmark’s sustainability disclosures, including the production of its Sustainability Report (see www.bench.com/sustainability).

The Sustainability Council includes cross-functional leadership and oversight from Finance, Operations, Human Resources, Facilities, Supply Chain, Marketing and Communications, Quality and Regulatory Compliance, and Legal. The Sustainability Council is tasked with driving progress across the four tenets of our ESG strategy (shown at right): Environmental Responsibility, Our People, Our Community and Governance. A Sustainability Steering Committee comprised of the Chief Operating Officer, the Chief Financial Officer, the Chief Human Resources Officer, the Chief Procurement Officer and the General Counsel/Chief Legal Officer reviews the activities of the Sustainability Council each quarter and the Nominating, Sustainability and Governance Committee of our Board of Directors assesses our performance against the Company’s sustainability objectives.

The Company's Global Director of Sustainability, who leads programs to support our global sustainability strategy and further operationalize sustainability initiatives throughout our organization, reports to the SVP, General Counsel and Chief Legal Officer, with dotted line reporting to the VP, Quality Assurance Regulatory Affairs, and receives additional direction from the Sustainability Steering Committee.

Through our sustainability reporting, we communicate transparently about how we prioritize and approach the topics most relevant to our business. Against this backdrop, we have, with the assistance of outside expertise, performed an assessment of key indicators and engaged with our internal and external stakeholders on sustainability topics to help further inform our future direction and priorities.

Environmental Responsibility

Our People

Our Community

Governance

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Our commitment to these tenets is both a strategic and operational imperative as we build a sustainable infrastructure across the Company. Our four tenets arose from a priority-based approach to disclosure, in line with best practices. Since 2023, Benchmark has continued to evolve its sustainability strategy and priorities – examining a range of key stakeholders, including investors, customers, employees, and ESG rating organizations and by studying industry peers. Our analysis of sustainability topics continues to strive for alignment with each of the Global Reporting Initiative Standards, the Task Force on Climate-Related Financial Disclosures, the 17 United Nations Sustainable Development Goals, as well as the Sustainability Accounting Standards Board Electronic Manufacturing Services & Original Design Manufacturing Sustainability Accounting Standard.

SUSTAINABILITY OVERSIGHT

The Nominating, Sustainability and Governance Committee has direct oversight over the Company’s sustainability policies and programs. Our Sustainability Council has continued to expand our sustainability programs, and on February 25, 2026, we published our fifth Sustainability Report that includes Scope 1, Scope 2, and Scope 3 (Category 3) Greenhouse Gas (GHG) emission data, explicit GHG targets, as well as waste metrics and energy consumption spanning a three-year period. The Company also updated the content of its sustainability webpage at www.bench.com/sustainability.

We believe our Sustainability program achieves symmetry with the Company’s vision to positively impact lives by solving complex challenges with our customers, creating innovative products that no one imagined were possible. To this end, the Board is committed to overseeing Benchmark’s integration of sustainability principles throughout the enterprise and in our approach to governance.

Board Structure and Responsibilities

Board of Directors
Audit Committee
Nominating, Sustainability and Governance Committee
Human Capital and Compensation Committee

Audit Committee

- Financial reporting
- Legal and regulatory compliance
- Risk assessment and management

Nominating, Sustainability and Governance Committee

- Identification and recommendation of Board members
- Review sustainability strategy plans, practices, and metrics

Human Capital and Compensation Committee

- Human capital practices
- Inclusion
- Executive and Board compensation
- Compensation philosophy

ENVIRONMENTAL RESPONSIBILITY

We are committed to responsible environmental practices that include conservation of natural resources, pollution prevention and reduction of waste. We also strive to continually improve our operations and promote the health and safety of our workforce in compliance with all company, local, and federal standards.

Our environmental strategy is based on mitigation and prevention. Specifically, we are minimizing our environmental impact through reducing the waste we send to landfills, purchasing environmentally responsible products, and proactively preventing needless internal waste. Our material sourcing strategy focuses on enhancing our ability to rapidly respond to changes in our customers’ requirements. We achieve this by effectively managing changes in our supply chain utilizing web-based interfaces and real-time supply chain management software products that allow us to scale operations to meet our customers’ increasingly environmentally conscious needs.

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Our Environmental Management System ("EMS") is managed at each site by a site-environmental, health and safety ("EHS") administrator, who ensures that the system is implemented and maintained. Elements of the Company’s activities, products, and services at that site that may interact with the environment are identified, and the likelihood and potential severity of environmental impact is determined. Notably:

•
All Benchmark manufacturing facilities are certified to ISO 14001:2015.
•
Benchmark has implemented a well-developed environmental data collection system as part of the EMS, covering waste, water, energy, and emissions data from our sites. As part of our increased focus on environmental sustainability, this system has allowed us to consolidate the reporting of all internal monitoring and tracking programs at the corporate level, as one of our top enterprise-wide initiatives.

Benchmark’s environmental strategy focuses on the following areas:

•
Energy Efficiency – Benchmark is continuously researching and designing innovative ways to save energy, such as utilizing high efficiency electrical equipment including LED lighting and HVAC units. Moreover, as mentioned above, all Benchmark manufacturing facilities are certified to ISO 14001:2015, the international standard that specifies requirements for an effective environmental management system.

•
Recycling – Benchmark’s efforts in this area include reusing and recycling materials, collaborating with customers on recyclable product packaging and purchasing recycled materials for production when feasible, utilizing recycling collection bins for batteries, aluminum, plastic, and paper in our offices, and recycling toner cartridges, and computer hardware.

In addition, we are continuing to incorporate the following at our facilities where feasible:

•
Electric vehicle charging stations;
•
Rooftop solar power;
•
High efficiency motor systems, pumps and compressed air systems;
•
Installing mechanisms for shutting off equipment when not in use;
•
Occupancy sensors, which reduce electrical needs when areas are unoccupied;

•
High efficiency water systems and hands-free faucets and toilets, which limit water usage;
•
Water refill stations, which reduce plastic waste;
•
Environmentally friendly air filtration systems; and
•
Locally sourced renewable energy.

For more information on our sustainability program or to read our 2025 Sustainability Report featuring Scope 1, 2 and 3 GHG emissions, please visit our website www.bench.com/sustainability

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OUR PEOPLE

Beyond upholding the principle of human rights, worker safety and observing fair labor practices within our organization, we are committed to creating a workplace where every team member can thrive, build a fulfilling career, and realize their full potential. Our vision is to deliver an employee experience that inspires, empowers, and drives meaningful impact. We understand that when employees are engaged and valued, they shape a brighter future for their communities, our customers, and our business. Inclusion is fundamental to our success. Embracing inclusive perspectives and viewpoints fuels innovation, enhances decision-making, and drives outstanding financial performance. These principles not only strengthen our industry leadership but also create a vibrant, welcoming workplace where everyone thrives.

Our commitment to culture starts at the top with the Human Capital and Compensation Committee of the Company’s Board of Directors, which regularly receives updates from our Chief Human Resources Officer regarding the Company’s progress toward its human capital and engagement initiatives. At the management level, our Vice President of Talent & Learning oversees our Talent strategy, ensuring that inclusive leadership practices are embedded throughout the Company. This key role reports directly to the Chief Human Resources Officer, reinforcing our focus on accountability and impact.

To underpin our commitment to inclusion, in 2022, we established the Inclusion Council, a vital driver of Benchmark’s inclusive culture. This unique group of ~25 members, refreshed annually, represents a broad spectrum of roles, functions, and regions within the Company. Meeting monthly, the Council leads key initiatives, hosts impactful learning events, and champions cultural activities that strengthen belonging and inclusion across Benchmark.

Each year, we conduct a global engagement and inclusion survey to gain insight into our people’s experiences and identify opportunities for improvement. The survey results contribute to Company decision-making about leadership, communication, culture, inclusion, and growth and development across the organization. In 2025, we proudly achieved all-time high favorability scores for employee engagement, inclusion and employee Net Promoter Score (eNPS).

We believe that providing competitive total compensation, benefits and wellness resources to our people is vital to ensuring we attract and retain the best team in the industry. We regularly review our compensation model to ensure fair and inclusive pay practices. We provide a comprehensive and competitive benefits package that supports the physical and mental well-being of our workforce, including a focus on well-being. Common U.S. benefits offered include medical, wellness, dental and vision benefits, a 401(k)-match program, survivor benefits, and disability coverage.

Additionally, we are committed to ensuring that proper working conditions exist for the health and safety of our employees. Our commitment includes:

•

The implementation of Lean Six Sigma, a process improvement tool, as well as visual management practices, to drive the development, implementation, and continuous improvement of site Occupational Health and Safety related to appropriate education, reporting, and controls.

	•	Site-Level monitoring by an EHS manager or safety administrator that oversees procedures for workers to report observations of unsafe acts.	•	A robust Physical Security Policy that provides a framework to detect, deter, and mitigate risks that could jeopardize the Company’s integrity, people, processes, or critical assets.

OUR COMMUNITY

We are committed to having a positive impact on the communities in which we do business and in which our employees live. We strengthen our communities by supporting individual employees who volunteer with local community groups and by direct participation in philanthropic initiatives.

Benchmark is focused on making a positive impact in our communities through charity and fundraising, educational outreach, environment protection, hosting events to advance inclusion in corporate leadership, and local community development through various support groups, food drives, and partnerships with local schools and universities.

GOVERNANCE

Benchmark is committed to achieving excellence in our governance practices to establish a strong foundation for the long-term success of the Company. We emphasize a culture of accountability and conduct our business in a manner that is fair, ethical, and responsible to earn the trust of our stakeholders, including customers, employees, investors, partners, and regulators. We also maintain robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices. We also conducted our annual risk assessment, ultimately identifying top risk categories for action. The 2025 risk assessment drew on surveys and interviews with key leaders across the Company, including the full Board of Directors.

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We believe that good corporate governance provides a strong foundation and is essential to the long-term success of the Company. Our Board of Directors sets the tone for the Company and has implemented strong governance practices, including independent directors and a strong commitment to diverse skills, backgrounds and experiences, as well as inclusion. Our Board of Directors includes three standing committees: the Audit Committee, the Human Capital and Compensation Committee, and the Nominating, Sustainability, and Governance Committee. The membership of these standing committees is comprised entirely of independent directors. The Board is also focused on and devotes substantial attention to matters of corporate responsibility and sustainability, with direct oversight and sponsorship by the Nominating, Sustainability and Governance Committee. Key areas of the Company’s governance practices include:

• Demonstrates a strong commitment to conducting business in a fair, ethical, responsible manner and in full compliance with all applicable laws and regulations.

• Regularly reviews and updates key policies to ensure alignment with current regulatory requirements, ethical standards, and industry best practices.

• Promotes a culture of compliance through ongoing education, including mandatory ethics and compliance training for all Benchmark employees.

• Ensures the recruitment and selection of highly qualified director candidates whose backgrounds, skills, and experiences strengthen the organization’s governance and strategic oversight.

•
Holds management accountable for creating and sustaining an inclusive, ethical, and positive work environment. As part of this commitment, introduced the “Speak Up!” campaign to encourage employees at all levels to raise questions, report concerns, and seek guidance on potential ethical issues or policy-related matters.

•
Supports open and honest communication through a user‑friendly web portal and confidential Helpline, offering local phone numbers and multilingual support in more than 150 languages to ensure accessibility for all team members

In addition to Benchmark’s robust governance policies, Benchmark endorses the RBA Code of Conduct, which includes provisions derived from key international human rights standards including the International Labour Organization Declaration on Fundamental Principles and Rights at Work and the UN Universal Declaration of Human Rights. We also endorse EcoVadis, a provider of sustainability ratings, intelligence and collaborative performance improvement tools for global supply chains that evaluates criteria across four themes: environment, fair labor practices, ethics/fair business practices, and supply chains. Our accounting, financial, and IT reporting functions are subject to rigorous controls, and the Audit Committee of our Board actively oversees our enterprise risk management practices. Under this process, our internal audit team coordinates with functional leaders throughout the business to identify, monitor and mitigate material risk.

Operation of Board of Directors and Committees, Attendance, Director Independence

We currently separate the roles of the Board Chair and the CEO, who also serves as a member of the Board of the Company, to align the role of Board Chair with our independent directors and to further enhance the independence of the Board from management. Our Board Chair works closely with our CEO and General Counsel to set the agenda for meetings, facilitate information flow between the Board and management, and gain the benefit of the CEO’s Company-specific experience, knowledge, and expertise. The Board believes that this structure clarifies the individual roles and responsibilities of the CEO and the Board Chair, streamlines decision-making and promotes accountability in the management of the Company.

The Board is responsible for establishing broad corporate policies, approving the strategic direction of the Company, setting capital allocation plans, and monitoring the Company’s overall performance. The Board’s primary responsibility is to oversee management and, in so doing, promote the best interests of the Company and its shareholders. The Board, through its committees, oversees the succession of key management employees, and the selection and appointment of the CEO and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, oversees key strategic initiatives, such as those relating to sustainability and human capital management, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions having a potential major economic impact on the Company. Management keeps the Board informed of Company activity through regular written and oral reports and through presentations at Board and committee meetings.

Depending on the timing of director departures, our process is for directors to be elected annually by the shareholders and hold office until their successors are duly elected and qualified. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board of Directors comprised of five to nine members as determined from time to time by the Board. The Board has set the number of current directors at nine. All current directors are nominees for election at the Meeting.

NYSE rules require the Company to have a majority of independent directors. No director qualifies as independent under the rules unless the Board affirmatively determines they have no material relationship with the Company or its subsidiaries—directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant. As of the date of this Proxy Statement, the Board has

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determined that each nominee, other than Mr. Moezidis, our President and CEO, is independent. The Board determined that no independent director has a material relationship with the Company or management, other than as a director or shareholder, and that none of the express disqualifications contained in the NYSE rules apply to any of them. In making this determination, the Board considered any relevant transaction, relationship and arrangement as required by the NYSE listing requirements.

The Board oversees an enterprise-wide approach to risk management. The Board seeks not only to understand the risks facing the Company and management’s approach to address them, but also actively decides on the levels of risk appropriate for the Company when designing and implementing its business strategy. In this process, risk is assessed throughout the business, focusing on six primary areas: financial, legal/compliance, operational/transactional, customer services/reputation, information technology/security and inherent (other) risks. In addition to reviewing risk with the Audit Committee at least annually, the independent directors discuss risk management during non-management executive sessions led by the Chair of the Board.

While the Board has ultimate oversight responsibility for the risk management process, committees of the Board have also been entrusted with responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk including internal controls as well as enterprise risk management and cybersecurity. The Audit Committee also receives an annual risk assessment report from the Company’s internal auditor and quarterly reports on identified risk areas. The Audit Committee also has oversight of compliance with legal and regulatory requirements and ethical standards and evaluates the qualifications and independence of the Company’s outside auditors. The Audit Committee also receives quarterly cybersecurity updates from the Company’s Chief Digital & Information Officer and Chief Information Security Officer.

The Human Capital and Compensation Committee is responsible for overseeing the Company’s human capital practices and management compensation philosophy, including incentive compensation and equity-based plans for executives. The Committee also reviews and makes recommendations on executive and director compensation as informed by engagement with shareholders and its third-party compensation consultant. The Nominating, Sustainability and Governance Committee is responsible for identifying and recommending to the Board individuals qualified to become Board members and makes recommendations to the Board concerning committee appointments. In assessing the appropriate composition of the Board, the Nominating, Sustainability and Governance Committee believes that directors should reflect diversity in the broadest sense, including geography, gender, ethnicity, viewpoint, education, skills, and professional experience. The Nominating, Sustainability and Governance Committee also has direct oversight over the Company’s sustainability policies and programs, including reviewing and evaluating its ESG plans and practices.

The Board held five meetings during 2025. Each director attended at least 75% of the total meetings of the Board and committees on which they served. Mr. Benck, who served as President and CEO and director of the Company during 2025, did not vote in committee meetings or participate in portions of Human Capital and Compensation Committee meetings that determined, or Board meetings that ratified, his compensation. The non-employee directors regularly meet in executive session without members of management present. These sessions are typically held either before or after the Board’s regularly scheduled Board and committee meetings with the Board Chair or respective committee chairs presiding. Additional executive sessions can be scheduled at the request of the non-employee directors.

Each of the Audit, Human Capital and Compensation, and Nominating, Sustainability and Governance Committees operates under a written charter approved by the Board, which can be found on our website at www.bench.com under “Investors—Corporate Governance.” The committee members and the number of committee meetings held in 2025, were as follows:

Director	Audit	Human Capital and Compensation	Nominating, Sustainability and Governance
David W. Scheible
Douglas M. Britt
Glynis A. Bryan
Anne De Greef-Safft		Chair
Kenneth T. Lamneck			Chair
Michael D. Slessor
Charles M. Swoboda
Lynn A. Wentworth	Chair
Meetings held:	8	4	4

The Board does not have a written policy requiring members to attend annual shareholder meetings, although the Company expects that all of its directors will attend the Meeting. All Board members attended the prior year’s annual shareholder meeting.

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Role of Audit Committee

The principal function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors, (v) the performance of the Company’s internal audit function and the outside auditors, and (iv) oversight of the Company's cybersecurity program. The committee also prepares the Report of the Audit Committee required by the rules of the SEC and included later in this Proxy Statement. Additional information regarding the functions performed by the committee is set forth below in such report. The Board has determined that Ms. Wentworth, who chairs the committee, and Messrs. Britt and Swoboda each qualify as “audit committee financial experts” under the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are independent under SEC and NYSE rules applicable to audit committee members. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected in the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Role of Human Capital and Compensation Committee

The principal functions of the Human Capital and Compensation Committee are to (i) oversee the Company’s human capital practices, including in the areas of inclusion, culture, talent management and organizational health, (ii) oversee the Company’s and management's compensation philosophy, (iii) oversee the Company’s and management’s succession planning for the CEO and the CEO’s direct reports, (iv) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans (and, to the extent appropriate, plans of the Company’s subsidiaries), (v) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (vi) review and make recommendations on director compensation, and (vii) prepare the annual report on executive compensation included later in this Proxy Statement. The Board has determined that all members of the Human Capital and Compensation Committee are independent under SEC and NYSE rules applicable to compensation committee members and qualify as “non-employee directors” as set forth under Rule 16b-3 under the Exchange Act. Additional information regarding the functions performed by the committee is set forth below in “Compensation Discussion and Analysis—Role of Human Capital and Compensation Committee.”

Role of Nominating, Sustainability and Governance Committee

The principal functions of the Nominating, Sustainability and Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and oversee corporate governance matters, such as progress toward the Company’s sustainability initiatives, and (iv) coordinate an annual evaluation of the Board. The Board has determined that all members of the Nominating, Sustainability and Governance Committee are independent under NYSE rules applicable to nominating/corporate governance committees.

To be considered by the Nominating, Sustainability and Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these requirements, the committee will also evaluate whether the nominee’s skills are complementary to those of incumbent Board members and the Board’s needs for operational, management, financial, international, technological, or other expertise. The Board and the committee believe that Board membership should reflect diversity in its broadest sense, including geography, gender, ethnicity, viewpoint, education, skills, and professional experience. The Nominating, Sustainability and Governance Committee often engages an independent search firm to identify and screen candidates, perform reference checks, prepare a biography for each candidate for the committee’s review and coordinate interviews. The committee, Board Chair and executive officers interview candidates that meet the criteria, and the committee selects nominees it determines are best suited to actively engage in the oversight of the Company’s strategy and drive sustainable value creation for all shareholders.

The Nominating, Sustainability and Governance Committee will consider recommending for nomination to the Board candidates suggested by shareholders, taking into account all the factors and qualities described above, provided that recommendations are submitted and received by us at our principal executive offices at 56 South Rockford Drive, Tempe, Arizona 85288, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals and Director Nominations.”

20 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Certain Transactions

There were no Related-Party Transactions (as defined below) since the beginning of last year. The Board reviews any proposed Related-Party Transaction to which the Company would be a party to determine if it were in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships beyond the compensation described elsewhere in this Proxy Statement relating to Board service or employment and exceeding $120,000 in which a Related Party (as defined below) would have a direct or indirect material interest (“Related-Party Transactions”) are subject to Board review. “Related Parties” are directors, director nominees, executive officers, holders of 5% or more of our Common Shares and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, in the household of a director, director nominee, executive officer or holder of 5% or more of our Common Shares.

The Board does not have a written policy regarding Related-Party Transactions and does not believe such a policy is necessary because the Board has not approved, and does not expect to approve, the Company’s engagement in any Related-Party Transactions other than in rare circumstances. Any Related-Party Transaction would be considered based on facts and circumstances at the time. After review, the Board would decide in good faith whether to approve the transaction.

Human Capital and Compensation Committee Interlocks and Insider Participation

The members of the Human Capital and Compensation Committee during 2025 were Mr. Gifford (former Chair), Mr. McCreary, Mr. Scheible, Ms. De Greef-Safft (current Chair), Ms. Bryan and Mr. Lamneck. Each member of the committee is independent, and no member was ever employed by the Company or was at any other time, an officer or employee of the Company. No member of the committee had interlocking or other relationships during 2025 that require disclosure under Item 407(e)(4) of Regulation S-K. During 2025, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Human Capital and Compensation Committee or as a member of our Board.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Shares and other equity securities of the Company. To the Company’s knowledge, based solely on the review of copies of such forms filed with the SEC and written representations from certain reporting persons provided to the Company, for the fiscal year beginning January 1, 2025 and ending December 31, 2025, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten-percent beneficial owners were satisfied in a timely manner, except for Mr. Janick, who filed a Form 4 one day late on February 21, 2025 to report shares withheld to cover taxes relating to the vesting of restricted stock units on February 18, 2025, and Mr. Cummings, who filed a late Form 3 on January 9, 2026 with respect to his appointment as Chief Commercial Officer on December 10, 2025 and a late Form 4 on January 9, 2026 to report the acquisition of restricted stock units on December 12, 2025 in connection with such appointment.

21 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below includes a review of our compensation

decisions with respect to 2025 for our “Named Executive Officers,” which under SEC guidelines includes our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. Our Named Executive Officers for 2025 were:

	TABLE OF CONTENTS

	Executive Summary	23
	What Guides Our Program	24
Jeffrey W. Benck(1)	2025 Executive Compensation Program in Detail	26
Former Chief Executive Officer (CEO)	2026 Executive Compensation Program Decisions	30
David A. Moezidis(2)	Other Compensation Practices, Policies and Guidelines	30
President and Chief Executive Officer
Bryan R. Schumaker
Executive Vice President, Chief Financial Officer (CFO)
David A. Valkanoff
Executive Vice President, Chief Operating Officer
Stephen J. Beaver
Senior Vice President, General Counsel and Chief Legal
Officer, Corporate Secretary

(1) Mr. Benck retired as CEO effective March 31, 2026.

(2) Mr. Moezidis is the Company's President and CEO effective March 31, 2026.

22 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2025 Business Overview

The Company successfully navigated a challenging business environment in 2025. We maintained steady margins, earnings, and cash flow while significantly reducing inventory. These results enabled us to reinvest in growth and continue to deliver increased value to our shareholders.

2025 Compensation Highlights

We believe our pay is well aligned with performance and that our structure maintains an appropriate balance between our long-term and short-term performance, creating a corollary between our operational performance and shareholder return. In accordance with our compensation philosophy and based on our performance, the Human Capital and Compensation Committee took the following actions in 2025:

•
Base Salaries: The Human Capital and Compensation Committee approved base salary increases for our Named Executive Officers ranging from 3% to 9.5% based on market data, performance, and internal reviews. Please see the "2025 Executive Compensation Program in Detail - Base Salary" section in the Compensation Discussion and Analysis for more information.
•
As previously announced on the Company’s Form 8-K filed with the Securities and Exchange Commission on December 16, 2025, David L. Cummings succeeded Mr. Moezidis as Chief Commercial Officer following Mr. Moezidis’ promotion to President as part of the Company's succession planning. In recognition of Mr. Moezidis’ promotion to President during this transition period, the Human Capital and Compensation Committee of the Board of Directors approved an increase in Mr. Moezidis’ base salary from $546,300 to $650,000 together with an increase in his target annual cash incentive compensation from $409,725 to $487,500 (as a percentage of salary, Mr. Moezidis’ target annual cash incentive compensation remained unchanged at 75%).
•
Annual Performance-Based Incentive Awards: Our Named Executive Officers earned annual incentives just below target consistent with our financial results based on the achievement of performance related to revenue, Adjusted Operating Income (as defined below) and Adjusted Inventory levels (as defined below).
•
Long-Term Equity-Based Incentives: We maintained our practice of targeting median level grants to the peer group with a combination of performance-based restricted stock units (“PSUs”) at target level of performance and restricted stock units (“RSUs”) to align the compensation of our Named Executive Officers with the creation of shareholder value and to maintain our targeted level of at-risk compensation:
•
2025-2027 PSU awards: In the first quarter of 2025, the Company issued long-term equity-based incentive compensation awards to the Named Executive Officers consisting of 50% in PSUs (at target level of performance) and 50% in RSUs. PSUs are earned based on the achievement of performance related to revenue, operating income margin and operating cash flow goals as documented in the Company’s three-year strategic plan.
•
2023-2025 PSU awards: The Company issued no shares under the 2023 PSU three-year awards, for which the performance period ended in December 2025, because the 2023 performance metrics were not achieved.

CEO Transition

As previously disclosed, in connection with the Company’s planned CEO succession, the Company entered into an employment agreement with David Moezidis in February 2026, and he became President and Chief Executive Officer effective March 31, 2026. This agreement reflects the Company’s leadership transition strategy and is designed to support continuity, performance, and long-term value creation.

The Compensation Committee established a compensation package that is market-competitive and aligned with shareholder interests, including an annual base salary of $900,000, a target annual incentive opportunity of 115% of base salary, and long-term equity incentives. In connection with his transition, Mr. Moezidis received equity awards in 2026 with an aggregate grant date value of $4.0 million, consisting of (i) $2.5 million representing his customary annual equity award for 2026 in his role as President and (ii) $1.5 million in additional equity awards granted in connection with his appointment as CEO. Each component was structured with 50% time-based restricted stock units and 50% performance stock units. The time-based restricted stock units vest in three equal annual installments, subject to continued employment, and the performance stock units vest based on achievement of multi-year performance goals over a three-year performance period, consistent with the terms applicable to other senior executives.

The employment agreement also includes customary severance and change-in-control provisions and post-employment restrictive covenants, consistent with market practice for chief executive officers. The employment agreement is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2026.

23 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Best Compensation Practices and Policies

We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results	✗	No tax gross ups other than for qualified relocation expenses
✓	Maintain stock ownership guidelines	✗	No repricing or exchange of underwater options without shareholder approval
✓	Maintain anti-hedging and anti-pledging policies	✗	No option or stock appreciation rights granted below fair market value
✓	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✗	No supplemental executive retirement plans
✓	Use an independent compensation consultant	✗	No significant perquisites

Evaluation of Say-on-Pay Advisory Vote

Each year, we carefully consider the results of our shareholder say-on-pay vote for the preceding year. We also consider the feedback we receive from our investors throughout the year on topics including Company strategy and performance, governance, and executive compensation. At our 2025 annual meeting, the majority of our shareholders supported our say-on-pay proposal, with over 94% voting in favor of the Named Executive Officer compensation described in the 2025 proxy statement. This outcome is consistent with our history of strong support and reflects continued confidence in the alignment between our pay practices and Company performance. Given this result, the Human Capital and Compensation Committee determined not to change its compensation philosophy or to significantly alter our compensation practices in 2025. We value the opinions of our shareholders and look forward to a continued, open dialogue on compensation matters and other issues relevant to our business.

What Guides Our Program

Philosophy and Objectives

Our executive compensation program is designed to:

•
attract, retain and reward the performance of our management talent;
•
incentivize the achievement of the Company’s strategic plan, and both short- and long-term operating objectives;
•
be transparent, fair and objective;
•
encourage the taking of prudent business risks for appropriate potential long-term benefits while avoiding excessive, unnecessary or unwise risk; and
•
encourage smart investment and prudent deployment of capital.

Primary Components of Compensation

The primary components of our executive compensation program are as follows:

•
Base Salary, which pays a set level of cash income to the executive.
•
Annual Performance-Based Incentive Award, which pays a variable cash award to reward achievement of short-term operational performance goals, which in 2025 was based on (i) total revenue, (ii) Adjusted Operating Income (as defined below), and (iii) Adjusted Inventory levels (as defined below).
•
Long-Term Equity-Based Incentives, which are granted using a mix of equity as follows:
•
PSUs, designed to encourage the creation of long-term shareholder value and reward performance, subject to the achievement of specific long-term financial objectives over a specified performance period, which have a three-year performance cycle.
•
RSUs, which vest over a three-year period, are awarded to retain management, and permit each executive to steadily build an ownership stake in the Company to encourage the creation of long-term shareholder value.

Two of the four components are “at-risk” in that they only have value if the Company’s financial objectives are achieved. The Company believes that the design of these at-risk components closely aligns executive pay with performance beneficial to the Company and its shareholders over the short- and long-term.

24 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Decision-Making Process

Role of Human Capital and Compensation Committee. The Human Capital and Compensation Committee is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company, including those reporting directly to the CEO and those subject to Section 16 of the Exchange Act (“Section 16”), including, among others, our CEO and the other Named Executive Officers. The Human Capital and Compensation Committee recommends, and the Board of Directors approves, the CEO’s compensation. The Human Capital and Compensation Committee also approves the equity incentives provided to our executives, as well as most other employees (except for certain employees not subject to Section 16 for whom the CEO has been delegated authority to make limited awards). The Human Capital and Compensation Committee’s charter also includes the oversight of the Company’s human capital programs, including talent management, organizational health, culture and inclusion.

The Human Capital and Compensation Committee annually reviews and approves operating and financial goals for the CEO, and evaluates the CEO’s performance against goals set for the year. The CEO’s performance against pre-determined goals is a significant factor in the setting of the CEO’s compensation package by the Human Capital and Compensation Committee and the Board of Directors.

Additional information with respect to the authority of the Human Capital and Compensation Committee is set forth above under “Proposal No. 1 – Election of Directors – Operation of Board of Directors and Committees, Attendance, Director Independence.”

Pursuant to its authority under its written charter approved by the Board, the Human Capital and Compensation Committee may form and delegate authority to subcommittees of the committee. Under its charter, the Human Capital and Compensation Committee may also delegate its authority with respect to equity awards to the extent permitted by the Texas Business Organizations Code, except that the committee must approve all awards of equity-based compensation to any officer subject to Section 16.

Role of Management. Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Human Capital and Compensation Committee; however, the committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The CEO annually reviews the performance of the other executive officers and presents recommendations as to salary adjustments, annual incentive target amounts, and annual equity awards to the Human Capital and Compensation Committee for its consideration. The Human Capital and Compensation Committee exercises its discretion in determining any adjustments or awards to the Company’s officers, including the Named Executive Officers. The Human Capital and Compensation Committee does not consider any recommendations from the CEO regarding his own compensation.

Role of Independent Compensation Consultant. The Human Capital and Compensation Committee has retained Pearl Meyer & Partners, LLC to serve as its independent compensation consultant (the “Consultant”) and to perform reviews from time to time of our executive compensation practices, as well as the compensation of our Board of Directors. The Consultant advised the Human Capital and Compensation Committee on certain compensation matters relating to 2025 compensation of our executive officers and directors and has performed such a review in connection with the committee’s decisions relating to 2025 compensation. The Consultant does not provide any services on behalf of management and does not have any potential business conflicts with its role as an independent advisor.

Competitive Market Review. The Company’s total target compensation opportunity is generally set in the median range of market compensation survey data and a peer group of companies (our “Peer Group” is further detailed below), which is reviewed annually to ensure they represent an appropriate peer group. Our compensation program is designed to deliver above-median total compensation if above-median performance is achieved and below-median total compensation for below-median performance.

In setting executive compensation, the Human Capital and Compensation Committee considers all factors it deems relevant. The committee also considers data and recommendations presented by the Consultant or management based on market data that provide information on the level of the total target compensation (i.e., salary, annual incentive and long-term incentive compensation) paid to similarly positioned executives at companies in the Peer Group. To determine the amount of compensation to be paid to each of our executives, the committee performs an evaluation, including a review of the following (without assigning specific weight to each factor):

•
each executive’s performance, responsibilities and tenure in role;
•
market survey data;
•
relativity in pay among the Company’s executive officers;
•
comparability of each executive’s role to executives named in Peer Group SEC filings;
•
general compensation trends;
•
the Company’s financial position; and
•
for executives other than the CEO, the recommendations of the CEO.

The Human Capital and Compensation Committee has not established a set formula or other quantitative policy for allocating between long-term and immediately payable compensation; allocating between cash and non-cash compensation; setting the amount of equity awards; or allocating equity awards among stock options, RSUs and PSUs. Rather, the Human Capital and Compensation Committee considers compensation in total for each individual and may, accordingly, weight components differently from year-to-year.

Each year, the Human Capital and Compensation Committee evaluates peers from publicly traded companies that are major competitors or customers. The committee seeks to select peer companies that are comparable to Benchmark based on various criteria, including

25 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

revenue, market capitalization, similar industry affiliation, scope of global operations and the belief that these companies compete for similar executive talent. The Human Capital and Compensation Committee reviewed the Peer Group for 2025 and made one adjustment to replace a former peer that went private. For 2025, the entities had revenues between $1.3 billion and $9.1 billion and median revenue of $2.6 billion, and focused on manufacturers and companies in the electrical components, information technology, semiconductor components and electronics manufacturing services industries.

The Peer Group for the fiscal year 2025 compensation decisions consisted of the following companies:

• Advanced Energy Industries, Inc. • Belden, Inc. • Celestica Inc. • Coherent Corp. • Curtiss-Wright Corporation • Fabrinet	• Kimball Electronics, Inc. • Littlefuse, Inc. • OSI Systems, Inc. • Plexus Corp. • Sanmina Corporation • ScanSource, Inc.
• Insight Enterprises, Inc.	• TTM Technologies, Inc.
• Itron, Inc

Timing of Compensation Decisions

To reinforce performance feedback through compensation and to comply with certain regulations impacting performance-based awards, the Human Capital and Compensation Committee makes executive compensation decisions in the first quarter of each year. This allows for an assessment based on the prior year’s performance among other strategic goals and affords the opportunity to consider the relative contribution of each of the executives. The committee reviews and approves the available equity award pool for eligible employees, and individual awards for executive officers, once a year, on the date of the committee’s regularly scheduled first quarter meeting. The Company believes that the practice of granting stock-based awards in the first quarter of each year is reasonable when followed on a consistent basis each year and reduces the risk of inadvertently timing the grant of such awards with the release of material nonpublic information.

2025 Executive Compensation Program in Detail

Base Salary

The Human Capital and Compensation Committee reviews base salaries of the Named Executive Officers annually. In making salary determinations, the committee considers salary median range for persons in comparable positions in the Peer Group, the executive’s experience and scope of responsibility, the committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor) as well as the recommendations of the CEO (as to executive officers other than the CEO). During its review of 2025 executive base salaries, the committee primarily considered market data provided by the Consultant, the results of a review of each executive’s compensation relative to the Company’s other executive officers, and each executive’s individual performance. In February 2025, the Human Capital and Compensation Committee approved base salary increases ranging from 3% to 9.5% for our Named Executive Officers, reflecting merit and competitive conditions, which took effect July 2025. In December 2025, the Human Capital and Compensation Committee approved an increase in Mr. Moezidis’ base salary from $546,300 to $650,000. Throughout the year, Mr. Moezidis' total salary in 2025 increased by 23.7% as a result of two sequential salary actions consisting of a 4% base salary increase approved as part of the Company’s normal annual compensation review cycle for Named Executive Officers, effective July 2025, and an additional 19% increase effective December 10, 2025 in connection with Mr. Moezidis’ previous promotion to President.

Named Executive	2024 Base Salary $	2025 Base Salary $	Percentage Increase Compared to 2024%
Jeffrey W. Benck	1,020,000	1,050,600	3.0
David A. Moezidis	525,300	650,000	23.7
Bryan R. Schumaker	535,000	556,400	4.0
David A. Valkanoff	484,500	530,528	9.5
Stephen J. Beaver	464,489	501,648	8.0

Annual Incentives

The purpose of the executive annual incentive compensation plan is to align the interests of executive officers with shareholders by motivating the achievement of superior operational and financial performance that increases shareholder value. Target annual incentive

26 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

award opportunities are established based on a percentage of each executive officer’s then effective base salary. Incentive targets for 2025 were set by the Human Capital and Compensation Committee in the first quarter of 2025.

The following table sets forth the potential 2025 threshold, target and maximum award opportunities, as a percentage of salary, for the Named Executive Officers based on the Company’s achievement of the performance goals described below. Threshold payout is equal to 50% of the target award opportunity, and the maximum payout is equal to 200% of the target award opportunity. No award is earned below threshold; achievements between the different achievement levels (i.e., between threshold and target, and target and maximum) are paid ratably:

	Potential 2025 Incentive Payments as a Percentage of Salary Related to Achievement of Performance Goals

Named Executive	Threshold	Target	Maximum

Jeffrey W. Benck	65.0%	130.0%	260.0%
David A. Moezidis	37.5%	75.0%	150.0%
Bryan R. Schumaker	40.0%	80.0%	160.0%
David A. Valkanoff	37.5%	75.0%	150.0%
Stephen J. Beaver	35.0%	70.0%	140.0%

The total incentive award is determined according to the level of achievement of the aggregate corporate performance goals. The maximum incentive bonus for these executive officers was 200% of target.

Our practice is to award cash-based incentive bonuses based on the attainment of corporate performance goals. The below table sets forth the threshold, target and maximum performance goals for the annual incentive plan comprised of (i) revenue, (ii) Adjusted Operating Income (as defined below), and (iii) Adjusted Inventory (as defined below), weighted 40%, 45% and 15%, respectively. Each plan component is assessed independently with respect to 2025 financial results of the Company. The Human Capital and Compensation Committee believes these performance goals align with the Company’s continued focus on driving strategic initiatives of revenue and earnings growth while managing inventory responsibly. The annual incentive targets are designed to enhance focus on performance across these areas ensuring alignment between management’s compensation and the creation of shareholder value.

“Adjusted Operating Income” is defined as the operating income as reported in the Company’s audited consolidated financial statements for the measurement year, excluding one-time, non-recurring, non-operational gains or charges and amortization of intangible assets.

“Adjusted Inventory” is defined as the combined sum of inventories and contract assets, less advance payments from customers, on the consolidated balance sheet as of December 31, 2025 (subject to certain adjustments).

At its regular first quarter 2026 meeting, the Human Capital and Compensation Committee determined that the performance goals for the 2025 annual incentive plan were achieved in the aggregate at 95.87% of target.

Company Performance Goals

Objective Level	Revenue	Adjusted Operating Income	Adjusted Inventory

Threshold	$2.502 billion	$110.6 million	$659.3 million
Target	$2.780 billion	$147.5 million	$627.9 million
Maximum	$3.058 billion	$171.1 million	$560.7 million
Actual	$2.659 billion	$130.4 million	$549.9 million
Achievement to Target	78.25%	76.81%	200.00%

At its regular first quarter 2026 meeting, the Human Capital and Compensation Committee determined the extent to which the 2025 performance goals were achieved and approved the amount to be paid to each executive. The Human Capital and Compensation Committee determined that the Company exceeded the thresholds for revenue and Adjusted Operating Income, and exceeded maximum for Adjusted Inventory, as described above. The table below sets forth the incentive award earned by each of the Named Executive Officers based on the 2025 performance results described above.

27 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

	Amount of Cash Incentive Earned	% of Earned Base Salary
Jeffrey W. Benck	$1,278,570	124.6%	(1)
David A. Moezidis	$381,470	71.9%	(2)
Bryan R. Schumaker	$413,480	76.7%	(3)
David A. Valkanoff	$354,732	71.9%	(4)
Stephen J. Beaver	$316,509	67.1%	(5)

(1)
Mr. Benck’s incentive payment consisted of the following percentages of base salary for each performance goal: 40.7% for revenue, 44.9% for Adjusted Operating Income and 39.0% for Adjusted Inventory.
(2)
Mr. Moezidis' incentive payment consisted of the following percentages of base salary for each performance goal: 23.5% for revenue, 25.9% for Adjusted Operating Income and 22.5% for Adjusted Inventory.
(3)
Mr. Schumaker’s incentive payment consisted of the following percentages of base salary for each performance goal: 25.0% for revenue, 27.7% for Adjusted Operating Income and 24.0% for Adjusted Inventory.
(4)
Mr. Valkanoff’s incentive payment consisted of the following percentages of base salary for each performance goal: 23.5% for revenue, 25.9% for Adjusted Operating Income and 22.5% for Adjusted Inventory.
(5)
Mr. Beaver’s incentive payment consisted of the following percentages of base salary for each performance goal: 21.9% for revenue, 24.2% for Adjusted Operating Income and 21.0% for Adjusted Inventory.

Long-Term Equity-Based Incentive Program

The Human Capital and Compensation Committee believes that our long-term equity-based incentive program focuses executives on key performance metrics that align with long-term shareholder value creation and the Company’s long–term strategic plan, establishes a direct link between compensation and the achievement of long-term financial objectives, and facilitates increased equity ownership by our executives. In the first quarter of 2025, the committee awarded executive officers a combination of PSUs and RSUs under the Company’s 2019 Omnibus Incentive Compensation Plan (as amended, the “2019 Omnibus Plan”) as further described below.

2025 Awards

The long-term equity-based incentive compensation awards made in the first quarter of 2025 consisted of 50% of the total value awarded in PSUs (at target level of performance) and 50% in RSUs.

PSUs—The committee believes the PSUs, which are subject to the achievement of measurable financial goals, enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of unnecessary or excessive risk taking. The financial goals for the 2025 grants were set by the committee and relate to the achievement of revenue, Operating Income Margin (as defined below) and Operating Cash Flow (as defined below) performance goals as outlined in the Company’s three-year strategic plan. Achievement of these goals will be assessed at the end of the three-year performance period. Each metric will be weighted and assessed equally and independently. The number of PSUs that will ultimately be earned will not be determined until the end of the corresponding performance periods and may vary from as low as zero to as high as 2 times the target number depending on the level of achievement of the performance goals.

RSUs—Long-term equity-based incentive compensation awards include time-based awards, which vest over three years, to improve retention of executive officers and to enable a steadily growing ownership stake in the Company that encourages long-term strategic performance.

To determine the awards for each executive officer, the committee evaluated each executive officer’s performance and responsibilities, and also considered market data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to any specific factor). The evaluation was made with input from our CEO (as to executive officers other than the CEO) and also factored in the future potential contribution from each executive officer. Although management recommended the number of shares to be covered by equity awards granted to employees, the committee approved the grant of all equity awards and did not delegate the timing of such grants. Equity award grants to our CEO and other executive officers are not automatically made each year. The amount and terms of equity awards already held by executives generally are not significant factors in the committee’s determination of whether and how many equity awards should be granted to the executive officers each year.

28 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The actual number of PSUs and RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The closing price of the Company’s stock on February 20, 2025 (the date of the grant) was $42.21. The table below shows the target PSUs and RSUs awarded for fiscal 2025 for each of the Named Executive Officers:

	2025 PSUs		2025 RSUs

	# of Units	Grant Date $ Value	# of Units	Grant Date $ Value

Jeffrey W. Benck	59,228	$2,500,000	59,228	$2,500,000
David A. Moezidis	16,584	$700,000	16,584	$700,000
Bryan R. Schumaker	8,885	$375,000	8,885	$375,000
David A. Valkanoff	16,584	$700,000	16,584	$700,000
Stephen J. Beaver	14,215	$600,000	14,215	$600,000

A Closer Look at PSUs. Any vesting of PSUs depends on the Company’s achievement of financial goals set by the Human Capital and Compensation Committee and is derived from the Company’s overall financial objectives, which for PSUs awarded in 2025 with a three-year performance period ending in December 2027, included goals relating to:

•
Revenue: Revenue shall be the total revenue as reported in the Company’s consolidated financial statements for the measurement year.
•
Operating Income Margin: Adjusted Operating Income divided by the revenue; and
•
Operating Cash Flow: The Operating Cash Flow shall be the total net cash provided by operating activities as reported in the Company's consolidated statement of cash flows for the measurement year.

The Human Capital and Compensation Committee believes that revenue growth, Operating Income Margin and the efficient use of invested capital are key long-term determinants of shareholder value. The PSU targets are designed to enhance focus on performance across these areas ensuring alignment between management’s compensation and the creation of shareholder value.

2023 PSU Award Results

The table below sets forth the threshold, target and maximum performance goals for the 2023 PSU three-year awards comprised of (i) revenue, (ii) Operating Income Margin, and (iii) ROIC (as defined below), weighted in equal thirds. Each plan component is assessed independently with respect to 2025 financial results of the Company.

	2023 PSU Performance Goals

Objective Level	Revenue	Operating Income Margin	ROIC

Threshold - 50%	$3.085 billion	4.94%	12.70%
Target - 100%	$3.608 billion	5.60%	14.80%
Maximum - 250%	$4.153 billion	6.31%	17.09%
Actual	$2.659 billion	4.26%	9.53%

At its regular first quarter 2026 meeting, the Human Capital and Compensation Committee determined that the performance goals for the 2023 PSU awards did not meet threshold achievement and, therefore, no shares were approved and issued under such awards.

ROIC was the operating income as reported in the Company’s consolidated financial statements for the measurement year, excluding one-time, non-recurring, non-operational gains or charges and amortization of intangible assets and stock compensation expense, adjusted for taxes (i.e., multiplied by one minus the tax rate), divided by the quarterly average of invested capital by the Company during the performance period, as described below. The tax rate used was equal to the book tax rate for the Company for the measurement year, excluding all discrete items. The quarterly average of invested capital equaled the average of invested capital on each of last five quarterly consolidated balance sheets for the Company during the performance period (opening balance sheet (fourth quarter of year prior to measurement year) and first quarter, second quarter, third quarter and fourth quarter balance sheets of the measurement year). Invested capital for each balance sheet equaled the sum of total interest-bearing debt and finance leases (both current and long-term), minority interest, and shareholders’ equity as of the date of each balance sheet less cash and cash equivalents and restricted cash at each balance sheet date.

29 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2026 Executive Compensation Program Decisions

In connection with its regular first quarter review of the Company’s incentive compensation programs, the Human Capital and Compensation Committee also approved updates to the design of the short- and long‑term incentive plans for the 2026 performance year. For the annual incentive plan, the Committee adjusted the metric weightings to better align with the Company’s strategic priorities, increasing the weighting of revenue to 50%, maintaining Adjusted Operating Income at 40%, and replacing the prior year’s Adjusted Inventory levels metric with Operating Cash Flow, weighted at 10%. In addition, the Human Capital and Compensation Committee approved changes to the performance metrics for the PSU program for the 2026–2028 performance cycle, updating the metrics from an equal weighting of revenue, Adjusted Operating Income Margin, and Operating Cash Flow to a simplified structure consisting of 50% revenue and 50% earnings per share. These changes were approved in the first quarter of 2026 and did not impact the Human Capital and Compensation Committee’s compensation decisions for fiscal year 2025.

Other Compensation Practices, Policies and Guidelines

Share Ownership Guidelines

Our Named Executive Officers are subject to a share ownership requirement first implemented in 2008 and updated in August 2024. According to that policy and while employed at the Company, within five years of becoming a Section 16 officer, these officers must retain 20% of each vesting of RSUs until they meet the minimum ownership threshold of qualifying shares having a market value of at least 5x annual base salary for the CEO, 3x annual base salary for the CFO and 2x annual base salary for the other Named Executive Officers. Once the minimum ownership threshold is achieved, the threshold number of shares must be retained, and the officer remains in compliance despite any decrease in the market value of the Common Shares or any increase in base salary. All Named Executive Officers are either currently in compliance with this ownership requirement or have not been with the Company five years and are progressing toward the required amount.

Hedging, Short Sales and Pledging Policies

Directors and executives are prohibited from pledging, hedging, selling short or otherwise engaging in speculative practices regarding the Company’s securities.

Securities Trading Policy

It is the policy of the Company that it will comply with all applicable securities laws. Accordingly, the Company’s Securities Trading Policy applies to all directors, officers or employees and governs transactions involving the sale or purchase of the Company’s equity securities (as defined in the Exchange Act) including transactions by the Company in its own equity securities. When transacting in its own securities, the Company will not engage in such transactions while aware of material nonpublic information relating to the Company, except pursuant to a properly adopted “Rule 10b5-1 trading plan” and when engaging in transactions with plan participants pursuant to any equity incentive compensation plan, including transactions with grantees or holders of options, warrants, rights, and restricted stock units, whether time-based vesting or performance-based vesting, including the holder’s exercise, including cashless exercise of stock options, conversion, vesting, direct tax withholding, payment of exercise price, or other elections pursuant to a grant or award.

Refer to Exhibit 19.1 of Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for the Company’s Securities Trading Policy.

Deferred Compensation Benefits

In order to attract and retain key employees, the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pretax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a predetermined time in the future or upon termination of employment with the Company. Beginning in 2025, non-employee members of the Board of Directors were also permitted to defer their annual cash retainer fees under the Deferred Compensation Plan. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code (the “Code”) and be administered as a nonqualified ‘‘top-hat’’ plan exempt from the substantive requirements of the Employee Retirement Income Security Act. All contributions by employees to the Deferred Compensation Plan, as well as any contributions by the Company, are fully vested upon contribution.

Retirement Benefits

All employees in the United States, including our executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the “Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees

30 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash at 100% of eligible employee contributions up to 4% upon hire. All contributions by employees to the Savings Plan, as well as any matching contributions by the Company, are fully vested upon contribution.

Perquisites and Personal Benefits

The Company historically has offered only minimal perquisites or other personal benefits to executive officers, consisting of reimbursing a portion of the cost of financial planning services, health club memberships and annual physical exams.

Clawback Policy

In 2023, the Company adopted an updated clawback policy (the “Clawback Policy”) regarding accounting restatements in accordance with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Company will promptly recoup any erroneously awarded compensation received by each current or former executive officer covered by the Clawback Policy during an applicable three-year recovery period. “Erroneously awarded compensation” is the amount of Incentive Compensation (as defined under the Clawback Policy) received during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts (and such amount must be calculated without regard to any taxes paid). If the erroneously awarded compensation amount cannot be determined based on a calculation directly from the information in the accounting restatement, then the erroneously awarded compensation amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return (TSR) upon which the Incentive Compensation was received and the Company must document and maintain its determination of that reasonable estimate and provide such documentation to the NYSE. The Committee will determine, in its sole discretion, the timing and method for recouping such erroneously awarded compensation. The Company may not indemnify any such executive officer against the loss of such erroneously awarded compensation. Current and future executive officers covered by the Clawback Policy are expected to expressly acknowledge being subject to the Clawback Policy.

Analysis of Compensation Risk

Periodically our Human Capital and Compensation Committee analyzes the potential risks posed by the Company’s compensation programs to determine whether the programs might encourage our executive officers to take unnecessary or excessive risks, or whether the programs might encourage the manipulation of reported earnings. As part of its analysis, the Human Capital and Compensation Committee also considers mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	• Increase in fixed expense. • Retention challenges if below market levels.	• Management of expenses and increases. • Annual market surveys.

Annual Incentive Plan	• Imprudent risk taking to maximize short-term reported financial results. • Short term operating income optimization without regard for longer term results.	• Internal financial controls. • Award caps. • Tied to independently audited results. • Clawback Policy.

Long-Term Equity-Based Incentive Plans	• Imprudent risk taking to maximize short-term stock price. • Earnings manipulation.	• Long-term incentive awards at risk. • Share ownership guidelines. • Vesting periods. • Internal financial controls. • Independent audit.

Health & Insurance Benefits	• Increase in fixed expense. • Retention challenges if not market competitive.	• Management of expenses. • Annual market surveys. • Strategic plan design to minimize cost escalations and consumer driven design components.

Retirement Benefits (Savings and Deferred Compensation Plans)	• Increase in fixed expense. • Retention challenges if not market competitive. • Legal compliance risks.	• Management of expenses. • Limited nonqualified retirement benefits. • Third-party professional advisors.

31 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Component	Potential Risk	Mitigating Factors
Severance Plans	• Increase in fixed expense.	• Limitations within employment, severance and change of control agreements. • Benefit limits.

Perquisites & Expatriate Benefits	• Increase in fixed expense. • Retention challenges if not market competitive.	• Management of expenses. • Annual market surveys.

Overall, we believe that the Company’s compensation programs include an appropriate mix of fixed and variable features, short-term and long-term incentives and centralized oversight. Based on this, the Human Capital and Compensation Committee has determined that our compensation program is unlikely to motivate inappropriate risk-taking.

Certain Tax Considerations

Beginning with our 2018 tax year, Section 162(m) of the Code (“Section 162(m)”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Human Capital and Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of shareholder value, irrespective of tax deductibility.

32 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

HUMAN CAPITAL AND COMPENSATION COMMITTEE
REPORT

The Human Capital and Compensation Committee operates under a written charter approved by the Board of Directors. As required by the charter, each member of the committee is independent, and no member of the committee has any interlocking or other relationships with the Company.

The committee administers the Company’s executive compensation program. Among other things, the committee is responsible for:

•
establishing the compensation of our CEO, which is then ratified by the full Board;
•
reviewing and approving the compensation of the Named Executive Officers other than the CEO as proposed by the CEO;
•
administering the Company’s employee benefit plans; and
•
overseeing Company’s human capital programs including talent management, organizational health, culture and inclusion.

The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2025 and other compensation disclosures in this Proxy Statement with management. Based on such reviews and discussions, the committee recommended to the Board that the compensation-related disclosures made in this Proxy Statement, including the Compensation Discussion and Analysis, be included herein and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Respectfully submitted,

Human Capital and Compensation Committee

Anne De Greef-Safft, Chair

Glynis A. Bryan

Kenneth T. Lamneck

David W. Scheible

33 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our CEO and our other Named Executive Officers for 2025.

Summary Compensation Table

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Jeffrey W. Benck(4)	2025	1,025,885	—	5,000,000	1,278,570	107,414	7,411,869
Former President,	2024	1,004,615	—	4,200,000	1,234,431	105,349	6,544,395
Chief Executive Officer	2023	973,077	—	4,000,000	765,690	98,672	5,837,439
David A. Moezidis(5)	2025	530,537	—	1,400,000	381,470	45,970	2,357,977
President,	2024	517,377	—	1,300,000	366,769	204,583	2,388,729
Chief Executive Officer	2023	217,885	100,000	1,600,000	102,869	32,519	2,053,273
Bryan R. Schumaker(6)	2025	539,115	—	750,000	413,480	50,875	1,753,470
Executive Vice President,	2024	100,827	75,000	1,400,000	—	1,572	1,577,399
Chief Financial Officer
David A. Valkanoff(7)	2025	493,351	—	1,400,000	354,732	121,985	2,370,068
Executive Vice President,	2024	477,192	—	1,000,000	315,730	158,831	1,951,753
Chief Operating Officer
Stephen J. Beaver	2025	471,635	—	1,200,000	316,509	42,247	2,030,391
Senior Vice President, General Counsel and	2024	457,483	—	900,000	281,069	39,132	1,677,684
Chief Legal Officer, Corporate Secretary	2023	439,340	—	850,000	179,767	33,929	1,503,036

(1)
The amounts reflect the aggregate grant date fair value of RSU and PSU grants pursuant to the Company’s equity plans during the fiscal years ended December 31, 2025, 2024 and 2023, respectively, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Stock awards were valued using the closing market price of the Common Shares on the grant date. See Note 1—“Summary of Significant Accounting Policies—Stock-Based Compensation” of our Consolidated Financial Statements included in our 2025 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement, which was determined to be the probable outcome. For PSUs, assuming the performance conditions will be achieved at a maximum level of 200% of target for grants in 2025, the grant date fair value of PSU awards for each of our Named Executive Officers would be as follows:

Mr. Benck	$5,000,000
Mr. Moezidis	$1,400,000
Mr. Schumaker	$750,000
Mr. Valkanoff	$1,400,000
Mr. Beaver	$1,200,000

(2)
The amounts shown in this column reflect cash incentive bonuses earned by our Named Executive Officers pursuant to the Company’s annual executive incentive compensation plan. See “Compensation Discussion and Analysis—2025 Executive Compensation Program in Detail—Annual Incentives” in this Proxy Statement. The amounts include cash bonuses earned in year of service regardless of when paid. The bonuses for 2025 were paid in early 2026.
(3)
For the year ended December 31, 2025, the “All Other Compensation” column includes (a) $13,800 to each of Messrs. Benck, Moezidis, Schumaker Valkanoff and Beaver paid by the Company pursuant to the Company’s Savings Plan (under the Savings Plan, the Company is obligated to make matching contributions according to the terms of the Savings Plan), (b) payments by the Company to Messrs. Benck, Moezidis, Schumaker, Valkanoff and Beaver pursuant to the Company’s Deferred Compensation Plan as elective contributions (see “Registrant Contributions in Last Fiscal Year” column below under Nonqualified Deferred Compensation), and (c) payments by the Company of premiums for term life insurance on behalf of each of our Named Executive Officers. In addition, Mr. Benck received $12,684 of perquisites during 2025, which included $5,000 for financial planning services, $3,600 for a health club membership and $4,084 for his annual executive physical. Mr. Moezidis received $8,669 of perquisites during 2025, which included $2,120 for financial planning services, $3,520 for a health club membership and $3,029 for his annual executive physical. Mr.

34 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Schumaker received $11,796 of perquisites during 2025, which included $4,770 for financial planning services, $3,600 for a health club membership and $3,426 for his annual executive physical.. Mr. Valkanoff received $87,816 of perquisites during 2025, which included $80,000 in relocation assistance, $4,426 for financial planning services and $1,800 for a health club membership and $1,590 for his annual executive physical. Mr. Beaver received $10,877 of perquisites during 2025 which included $5,000 for financial planning services and $3,600 for a health club membership and $2,277 for his annual executive physical.
(4)
Mr. Benck retired as CEO effective March 31, 2026.
(5)
Mr. Moezidis is the Company’s President and CEO effective March 31, 2026. Prior to such role, Mr. Moezidis was the Company’s Executive Vice President, Chief Commercial Officer since July 2023 and served as its President beginning September 2, 2025.
(6)
Mr. Schumaker became an Executive Officer in October 2024 and was deemed a Named Executive Officer in 2024.
(7)
Mr. Valkanoff became an Executive Officer in July 2023 and was deemed a Named Executive Officer in 2024.

35 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Employment and Other Agreements

The Company previously entered into an employment agreement with Mr. Benck and severance agreements with Messrs. Moezidis, Schumaker, Valkanoff and Beaver. These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive.

Each agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances. A more detailed discussion of the severance terms is set forth in “Potential Payments upon Termination or Change in Control.”

Each agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the agreement and for two years thereafter, as well as a confidentiality covenant of indefinite length.

In addition to the restrictive covenants described in the preceding sentence, Messrs. Benck, Schumaker, Moezidis, Valkanoff and Beaver may not, during their periods of employment and for two years thereafter, divert customers of the Company to its competitors.

Grants of Plan-Based Awards

The Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (the "2010 Omnibus Plan") authorized, and its replacement, the 2019 Omnibus Plan, authorizes, the Company, upon approval of the Human Capital and Compensation Committee, to grant a variety of types of awards, including stock options, restricted shares, RSUs, stock appreciation rights, performance compensation awards, including PSUs, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company. The 2010 Omnibus Plan was replaced in May 2019 and no additional grants can be made under that plan. The 2019 Omnibus Plan was approved by the Company’s shareholders in May 2019 and replaced the 2010 Omnibus Plan. As of December 31, 2025, the Company had equity awards outstanding with respect to 1.5 million Common Shares under the Company’s 2010 Omnibus Plan and 2019 Omnibus Plan, and 1.3 million additional Common Shares are available for issuance under the 2019 Omnibus Plan.

The following table sets forth information concerning grants of RSUs and PSUs to the Named Executive Officers during 2025 under the 2019 Omnibus Plan, as well as estimated possible payouts under cash and equity incentive plans. The Company did not grant any stock option awards during 2025; accordingly, these columns have been omitted.

2025 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Awards ($)(3)

Jeffrey W. Benck	2/20/2025	—	—	—	29,614	59,228	118,456	—	2,500,000
	2/20/2025	—	—	—	—	—	—	59,228	2,500,000
	2/20/2025	682,890	1,365,780	2,731,560	—	—	—	—	—
David A. Moezidis	2/20/2025	—	—	—	8,292	16,584	33,168	—	700,000
	2/20/2025	—	—	—	—	—	—	16,584	700,000
	2/20/2025	243,750	487,500	975,000	—	—	—	—	—
Bryan R. Schumaker	2/20/2025	—	—	—	4,443	8,885	17,770	—	375,000
	2/20/2025	—	—	—	—	—	—	8,885	375,000
	2/20/2025	222,560	445,120	890,240	—	—	—	—	—
David A. Valkanoff	2/20/2025	—	—	—	8,292	16,584	33,168	—	700,000
	2/20/2025	—	—	—	—	—	—	16,584	700,000
	2/20/2025	198,948	397,896	795,792	—	—	—	—	—
Stephen J. Beaver	2/20/2025	—	—	—	7,108	14,215	28,430	—	600,000
	2/20/2025	—	—	—	—	—	—	14,215	600,000
	2/20/2025	175,577	351,154	702,307	—	—	—	—	—

36 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(1)
The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential payout under the 2025 annual executive incentive compensation plan for the Named Executive Officers in 2025.
(2)
The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential shares that may be earned in respect of PSUs granted under the 2019 Omnibus Plan for the Named Executive Officers in 2025. The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2027. Shares earned will be proportionately increased in the event of attainment of performance goals at levels between “Threshold” and “Target” or “Target” and “Maximum.”
(3)
The amounts shown in this column reflect the grant date fair value of the RSU and PSU awards granted in 2025, as computed in accordance with FASB ASC Topic 718. See Note 1—“Summary of Significant Accounting Policies—Stock-Based Compensation” of our Consolidated Financial Statements included in our 2025 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. The RSUs and PSUs were valued using the closing market price of the Common Shares on the grant date. The amounts for the PSUs assume a target level of achievement, which was determined to be the probable outcome.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our Named Executive Officers as of December 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Benck	165,992	(1)	7,097,818	130,127	(2)	5,564,231
Mr. Moezidis	53,048	(1)	2,268,332	38,529	(2)	1,647,500
Mr. Schumaker	19,417	(1)	830,271	24,683	(2)	1,055,445
Mr. Valkanoff	37,763	(1)	1,614,746	33,465	(2)	1,430,963
Mr. Beaver	36,403	(1)	1,556,592	29,408	(2)	1,257,486

(1)
The following table provides the number of unvested RSU awards by vesting date held by our Named Executive Officers as of December 31, 2025, subject to the executive’s continued employment.

Vesting Date	Mr. Benck	Mr. Moezidis	Mr. Schumaker	Mr. Valkanoff	Mr. Beaver
February 20, 2026	19,744	5,528	2,963	5,528	4,739
February 22, 2026	23,633	7,315	—	5,627	5,064
February 23, 2026	20,484	—	—	—	4,352
February 25, 2026	18,531	—	—	—	3,355
August 15, 2026	—	10,917	—	4,963	—
October 14, 2026	—	—	5,266	—	—
February 20, 2027	19,742	5,528	2,961	5,528	4,738
February 22, 2027	23,633	7,315	—	5,627	5,064
February 23, 2027	20,483	—	—	—	4,353
August 15, 2027	—	10,917	—	4,962	—
October 14, 2027	—	—	5,266	—	—
February 20, 2028	19,742	5,528	2,961	5,528	4,738
	165,992	53,048	19,417	37,763	36,403

(2)
This represents the number of shares that will be delivered assuming target level of performance for PSU awards. The number of PSUs that will ultimately be earned will not be determined until the end of the respective performance periods, and may vary from as low as zero to as high as 2.5 times the target number and as high as 2 times the target number for shares issued in 2025. PSU awards with a performance period ending as of December 31, 2025, did not meet threshold achievement and, therefore no shares are represented in the table.

37 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

2025 Stock Vested Table

The following table sets forth information concerning vesting of stock awards by our Named Executive Officers during the fiscal year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Mr. Benck	110,226	4,530,229
Mr. Moezidis	18,233	721,180
Mr. Schumaker	5,266	198,897
Mr. Valkanoff	10,589	420,597
Mr. Beaver	21,576	885,950

(1)
The amounts were calculated by multiplying the number of shares acquired on vesting by the Company’s closing stock price per share on the vesting date.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of ‘‘compensation’’ (commission and such other cash compensation or equity compensation approved by the Human Capital and Compensation Committee) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. Deferred amounts, together with any investment return (positive or negative) may be distributed either at a predetermined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

Mr. Benck	—	80,594	58,810	—	517,189
Mr. Moezidis	—	23,190	1,757	—	60,122
Mr. Schumaker	—	24,995	1,700	—	26,655
Mr. Valkanoff	—	20,045	1,466	—	50,847
Mr. Beaver	—	17,570	9,073	—	96,193

(1)
The amounts reported in the “Registrant Contributions in Last Fiscal Year” column are included in the Summary Compensation Table in the “All Other Compensation” column.
(2)
These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the Summary Compensation Table. All contributions to the Deferred Compensation Plan, including Company contributions, are fully vested upon contribution.
(3)
Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements in prior years: Mr. Benck - $340,402, Mr. Moezidis - $34,008, Mr. Schumaker - $0, Mr. Valkanoff - $28,453, and Mr. Beaver - $64,444.

38 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Potential Payments upon Termination or Change in Control

The Company has entered into agreements with the Named Executive Officers that would require the payment of severance by the Company if the applicable executive’s employment were terminated (i) by the Company without cause or (ii) by the executive for “good reason.” The severance to be paid to Messrs. Moezidis, Schumaker, Valkanoff and Beaver is equal to 100% of the executive’s annual base salary, plus the achievement level bonus for the full year of termination payable when bonuses are otherwise paid to the Company’s employees. If these executives secure other employment following termination, the foregoing payments will be reduced to 50% of the balance still owing.

In addition, the Company will provide Messrs. Moezidis, Schumaker, Valkanoff and Beaver continuation of health insurance coverage for one year after the termination of employment. Additionally, in the case of Messrs. Moezidis, Schumaker, Valkanoff and Beaver, the agreements provide for payment of severance upon the executive’s death or disability in an amount equal to a prorated bonus. Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination and benefits under the Company’s benefit plans that were vested as of the date of termination.

In the event the Company terminates Mr. Benck’s employment without cause or Mr. Benck terminates his employment for “good reason”, Mr. Benck would be entitled to receive a lump-sum cash payment equal to two times the sum of (1) Mr. Benck’s (A) annual base salary at the time of his termination plus (B) the greater of his target bonus for the year in which the termination date occurs and the last annual bonus paid to Mr. Benck prior to the termination date (the sum of (A) and (B), the “Total Cash Amount”), and (2) pro rata vesting of all service or time-based unvested RSUs held on the termination date, based on the number of days elapsed in the Initial Term (as defined in Mr. Benck's employment agreement) prior to the termination date, and all of his unvested performance-based awards would be forfeited.

In the event the Company terminates Mr. Benck’s employment without cause or Mr. Benck terminates his employment for “good reason” within the 24-month period immediately following a change in control of the Company, he would instead be entitled to receive a lump-sum cash payment equal to three times the Total Cash Amount set forth above and full accelerated vesting of all outstanding RSUs and his PSUs would vest based on target performance.

In either case or in the case of Mr. Benck’s death or disability, the Company would also pay for the portion of the premium cost for Mr. Benck’s group health insurance coverage that it would pay him if he had remained employed by the Company for a period of 18 consecutive months after the termination date, or until such earlier time at which he becomes eligible for similar benefits by reason of new employment or is otherwise no longer eligible for continued coverage under applicable law.

The agreements also provide that if payments and benefits provided thereunder along with other payments and benefits provided by the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Code, such payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax, but only if the net after-tax amount received by the Named Executive Officers in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by the Named Executive Officers in respect of such payments and benefits as a result of such reduction.

In the case of Messrs. Moezidis, Schumaker, Valkanoff and Beaver, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s target compensation opportunity greater than 10%, (iii) a move to a principal office location that is more than 50 miles from Tempe, Arizona without his or her consent, (iv) the Company’s failure to renew the agreement for a successive one-year term, or (v) a material breach by the Company of any other provision of the agreement that is not cured after written notice by the executive.

In the case of Mr. Benck, “good reason” is generally defined as (i) a material diminution of his title or responsibilities, (ii) a reduction in his base salary or annual bonus or long-term incentive compensation opportunity, (iii) relocation of the primary workplace more than 35 miles from his prior workplace, or (iv) a material breach by the Company of his employment agreement that is not cured after written notice by Mr. Benck.

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination upon a Change in Control

The table below reflects the amount of compensation payable to the Named Executive Officers upon involuntary not-for-cause termination, or termination by the executives for good reason and termination following a change of control in accordance with their employment or severance agreements. The amounts shown assume that such termination was effective as of December 31, 2025 and includes amounts earned through such time and estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Upon separation from the Company, the Named Executive Officers will be entitled to receive all amounts accrued and vested under the Savings Plan and the Deferred Compensation Plan. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

The Company’s outstanding equity awards would vest in the event of a termination of employment by the Company without cause or by the awardholder for “good reason” within the two-year period following a change in control of the Company. However, the Company’s outstanding equity awards would vest immediately prior to a change in control if the awards are not assumed or substituted by the successor company or its parent or subsidiary in connection with the transaction. Under the equity award agreements, “good reason” is defined as (i) a material diminution of the awardholder’s duties or responsibilities, (ii) a reduction in the awardholder’s base salary

39 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

greater than 10%, or annual bonus or long-term incentive compensation opportunity or (iii) a material breach by the Company of the awardholder’s employment agreement or any other agreement between the Company and the awardholder.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Awards		Total Payments

Mr. Benck	4,832,760	42,928	5,113,455	(3)	9,989,143	(5)
Mr. Benck—Change in Control	14,498,280	42,928	16,165,546	(4)	30,706,754	(5)
Mr. Moezidis	1,031,470	18,333	—		1,049,803	(5)
Mr. Moezidis—Change in Control	2,062,940	27,500	4,764,619	(4)	6,855,059	(5)
Mr. Schumaker	969,880	28,619	—		998,499	(5)
Mr. Schumaker—Change in Control	1,939,760	42,928	1,280,619	(4)	3,263,307	(5)
Mr. Valkanoff	885,260	28,619	—		913,879	(5)
Mr. Valkanoff—Change in Control	1,770,520	42,928	3,045,709	(4)	4,859,157	(5)
Mr. Beaver	818,157	29,573	—		847,730	(5)
Mr. Beaver—Change in Control	1,636,314	44,360	3,558,573	(4)	5,239,247	(5)

(1)
Payment based on annual base salary as of December 31, 2025 and, if applicable, any cash incentive bonus payable under the terms of their agreements. The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.
(2)
Estimated cost to the Company of providing applicable insurance welfare benefits for (i) 18 months for Mr. Benck and (ii) 12 months (18 months, in the event of a termination of employment in connection with a change in control) for Messrs. Moezidis, Schumaker, Valkanoff and Beaver, in each case after the termination of employment based on average annual cost per employee.
(3)
The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination, multiplied by (B) the closing price per share of the Common Shares on December 31, 2025.
(4)
The value of the accelerated vesting benefit equals (A) the number of RSUs and PSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination within the two-year period following a change of control event, multiplied by (B) the closing price per share of the Common Shares on December 31, 2025.
(5)
These payments and benefits are subject to reduction if their receipt triggers the golden parachute excise tax under Section 4999 of the Code. As indicated above, payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax to the extent that the net after-tax amount received by the Named Executive Officer in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by them in respect of such payments and benefits as a result of such reduction.

Potential Payments upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2025, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of the executive’s death or disability. All contributions to the Deferred Compensation Plan are fully vested upon contribution and would be paid out upon death or disability. See “Compensation Tables and Narratives—Nonqualified Deferred Compensation.”

Name	Lump Sum Payment Attributable to Salary(1) $	Lump Sum Payment Attributable to Cash Incentive Bonus(1) $	Continuation of Health Insurance Benefits(2) $	Vesting of Stock Awards(3) $

Mr. Benck	—	—	42,928	16,208,474
Mr. Moezidis	—	381,470	—	2,649,802
Mr. Schumaker	—	413,480	—	638,654
Mr. Valkanoff	—	354,732	—	1,969,478
Mr. Beaver	—	316,509	—	1,873,101

(1)
Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2025. The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.
(2)
Estimated cost to the Company of providing health insurance benefits for 18 months following the death or disability of Mr. Benck.
(3)
The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the death or disability of the Named Executive Officers and for Mr. Benck all unvested PSU at target payout, multiplied by (B) the closing price per share of the Common Shares on December 31, 2025.

40 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below. You should refer to “2025 Executive Compensation Program in Detail” in the Compensation Discussion and Analysis in this Proxy Statement for a complete description of how executive compensation relates to Company performance and how the Human Capital and Compensation Committee makes its decisions.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Jeffrey W. Benck $	Compensation Actually Paid to Jeffrey W. Benck(1)(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(3) $	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3) $	BHE Total Shareholder Return $	10-K Peer Group Total Shareholder Return(4) $	Net Income (in thousands) $	Revenue (in thousands) $
2025	7,411,869	3,680,749	2,127,977	1,228,811	176.76	185.16	24,852	2,659,108
2024	6,544,395	10,504,543	1,665,717	1,844,780	149.30	150.80	61,126	2,656,105
2023	5,837,439	4,425,392	1,679,186	1,506,671	89.35	120.18	68,943	2,838,976
2022	6,718,650	8,543,236	1,803,293	2,202,770	84.06	126.12	68,229	2,886,331
2021	6,736,846	4,310,263	1,776,762	1,053,904	83.10	126.69	35,770	2,255,319
(1)
Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2025		2024		2023		2022		2021
	Jeffrey W. Benck $	Average Non-CEO NEOs $	Jeffrey W. Benck $	Average Non-CEO NEOs $	Jeffrey W. Benck $	Average Non-CEO NEOs $	Jeffrey W. Benck $	Average Non-CEO NEOs $	Jeffrey W. Benck $	Average Non-CEO NEOs $
Total Compensation from Summary Compensation Table	7,411,869	2,127,977	6,544,395	1,665,717	5,837,439	1,679,186	6,718,650	1,803,293	6,736,846	1,776,762
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(5,000,000)	(1,187,500)	(4,200,000)	(1,055,000)	(4,000,000)	(1,081,250)	(3,850,000)	(854,673)	(4,375,000)	(961,344)
Year-end fair value of unvested awards granted in the current year	5,065,161	1,203,010	7,439,589	1,492,843	4,529,294	1,210,321	3,956,739	878,408	4,145,568	910,960
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(281,857)	(59,640)	320,701	79,748	(1,820,841)	(286,789)	1,755,646	377,497	(2,377,268)	(688,242)
Fair values at vest date for awards granted in prior fiscal years and vested in current year	(3,218,815)	(792,423)	4,062,637	480,590	4,629,967	694,789	1,646,191	341,880	1,459,832	293,019
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	(474,031)	(75,135)	(3,819,931)	(414,109)	(4,853,336)	(727,383)	(1,717,137)	(356,934)	(1,298,236)	(282,430)
Dividends or dividend equivalents not otherwise included in total compensation	178,422	12,522	157,152	10,144	102,869	17,797	33,147	13,299	18,521	5,179
Grants made in prior fiscal years that are forfeited during 2024	—		—	(415,153)	—	—	—	—	—	—

Compensation Actually Paid (as calculated)	3,680,749	1,228,811	10,504,543	1,844,780	4,425,392	1,506,671	8,543,236	2,202,770	4,310,263	1,053,904

41 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(2)
Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date, except for adjusting for expected performance of PSUs at each measurement date.
(3)
Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2025: Mr. Moezidis; Mr. Schumaker; Mr. Valkanoff; Mr. Beaver

2024: Mr. Moezidis; Mr. Schumaker; Mr. Kamal; Mr. Valkanoff; Mr. Beaver; Mr. Lakkaraju

2023: Mr. Moezidis; Mr. Beaver; Ms. Rhonda R. Buseman; Mr. Lakkaraju

2022 and 2021: Michael D. Buseman; Mr. Beaver; Robert B. Crawford; Mr. Lakkaraju

(4) The Peer Group Index is the Nasdaq U.S. Benchmark Electronic Components Index.

Most Important Performance Measures

In our assessment, the most important financial performance measures used to link CAP to the Named Executive Officers, for 2025, to Company performance are listed below, not ranked in order of importance. The role of each of these performance measures in our executive compensation program is discussed in the Compensation Discussion and Analysis.

Financial Performance Measures

•
Revenue
•
Operating Income Margin
•
Operating Cash Flow

Descriptions of the Relationships Presented in the Pay Versus Performance Table

The illustrations below compare the relationships between CAP and the following measures:

•
the Company’s cumulative TSR and the Form 10-K Peer Group’s cumulative TSR;
•
the Company’s Net Income; and
•
the Company’s Revenue

CAP vs. TSR

CAP vs. Net Income

42 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

CAP vs. Revenue

43 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

CEO Pay Ratio

As required by SEC rules, the Company is disclosing the median of the annual total compensation of all employees of the Company (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (“Item 402(u)”) and based on our internal records and the methodology described below.

Consistent with Item 402(u), the Company reviewed its global employee population at the end of the Company’s fiscal year (December 31, 2025) to prepare the analysis. Using the Company’s internal records for December 31, 2025, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 11,840 individuals, with approximately 24% of these individuals located in the United States, 50% in Asia, 11% in Europe and the remaining 15% in Mexico. The median employee was identified using the Company's last payroll records of 2025 and the base salary and bonus paid to employees (annualized in the case of employees who joined the Company during 2025), excluding our CEO, as the Company believes this to be a consistently applied measure across its population. Other sources of compensation were then added to calculate the annual total compensation of the median employee.

For fiscal 2025, the median employee’s annual total compensation was $24,053 and the annual total compensation of the Company’s CEO was $7,411,869. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the annual total compensation of its median employee for fiscal 2025 is 308:1. The median employee is a direct labor worker at our Korat, Thailand manufacturing facility.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based upon our reasonable judgments and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio; accordingly, the pay ratio reported above may not be comparable to the pay ratio calculated by other companies, as other companies have different circumstances, employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company. For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties, as well as the skill they bring to the Board. Any changes to non-employee director compensation practices are recommended by the Human Capital and Compensation Committee, working with its Consultant, for approval by the full Board.

The Human Capital and Compensation Committee annually reviews and evaluates non-employee director compensation practices in relation to comparable companies. Based on its most recent review, conducted with the benefit of the committee’s Consultant, the committee recommended, and the Board approved the following increases effective May 2025: an increase to the Board annual retainer of $15,000, an increase to the Board Chair retainer of $30,000, and an increase in value of the RSU award to $180,000 for each non-employee director effective as of the date of the 2025 annual shareholders meeting. A director first elected on a date after the date of the 2025 annual shareholders meeting receives a pro-rated RSU award for the portion of the year served. Each RSU vests over a one-year period following its issuance.

In addition, non-employee directors are subject to a minimum share ownership requirement. Within five years of the date the director joins the Board, each non-employee director is required to directly own Common Shares of the Company with a market value of at least $425,000 (five times the annual board retainer). All directors are either currently in compliance with this ownership requirement or have not been with the Company five years and are progressing toward the required amount.

44 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Cash Compensation Paid to Non-employee Directors

The following table shows the 2025 non-employee director compensation program as determined by the Board upon the recommendation of the Human Capital and Compensation Committee. Accrued meeting fees and pro rata retainers are paid quarterly.

Annual Board Retainer	$85,000
Annual Non-Executive Board Chair Retainer	$120,000
Annual Audit Committee Chair Retainer	$30,000
Annual Audit Committee Member Retainer	$10,000
Annual Human Capital and Compensation Committee Chair Retainer	$22,500
Annual Human Capital and Compensation Committee Member Retainer	$10,000
Annual Nominating, Sustainability and Governance Committee Chair Retainer	$15,000
Annual Nominating, Sustainability and Governance Committee Member Retainer	$7,500

Directors are also reimbursed for their reasonable travel expenses incurred on Company business.

Equity-Based Compensation Program for Non-employee Directors

In 2002, the Board adopted and shareholders approved the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the “2002 Plan”) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 2002 Plan). The purpose of the 2002 Plan was to encourage ownership of the Common Shares by eligible non-employee directors, to increase their incentive to render services and exert maximum effort for the success of the Company, and to further align their interests with shareholders. The 2002 Plan terminated in February 2012 and was replaced by the 2010 Omnibus Plan; no additional grants may be made under the 2002 Plan. In May 2019, the 2010 Omnibus Plan was terminated and replaced with the 2019 Omnibus Plan approved by the Company’s shareholders. No additional grants may be made under the 2010 Omnibus Plan.

During 2025, an aggregate 39,786 RSUs were granted to non-employee directors under the 2019 Omnibus Plan. These awards vest over a one-year period, unless pro-rated due to appointment, starting from the grant date.

2025 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during 2025. The Company did not grant any stock option awards to any of our non-employee directors during 2025, and none of them is covered by a nonequity incentive plan, pension plan or nonqualified deferred compensation plan; accordingly, these columns have been omitted.

Name	Fees Earned or Paid in Cash $	Stock Awards(1) $	Total $
David W. Scheible	188,750	180,000	368,750
Douglas M. Britt	83,750	180,000	263,750
Glynis A. Bryan	41,250	180,000	221,250
Anne De Greef-Safft	91,250	180,000	271,250
Robert K. Gifford(2)	75,000	180,000	255,000
Ramesh Gopalakrishnan(3)	42,500	—	42,500
Kenneth T. Lamneck	98,750	180,000	278,750
Jeffrey McCreary(4)	48,125	—	48,125
Michael D. Slessor	—	107,507	107,507
Charles M. Swoboda	23,750	139,068	162,818
Lynn A. Wentworth	111,250	180,000	291,250

(1)
The amounts reflect the aggregate fair value of RSUs granted pursuant the 2019 Omnibus Plan during 2025, computed in accordance with the provisions of FASB ASC Topic 718. See Note 1(m) “Summary of Significant Accounting Policies—Stock-Based Compensation” of our Consolidated Financial Statements included in our 2025 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. The RSU awards were valued using the closing market price of the Common Shares on the grant date.
(2)
Mr. Gifford was no longer a Director of the Company as of August 2025.
(3)
Mr. Gopalakrishnan was no longer a Director of the Company as of May 14, 2025.
(4)
Mr. McCreary was no longer a Director of the Company as of May 14, 2025.

45 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

The following table sets forth information concerning unvested RSUs held by each of the non-employee directors in the table above as of December 31, 2025.

Name	Number of Shares or Units of Stock That Have Not Vested #
David W. Scheible	4,844
Douglas M. Britt	4,844
Glynis A. Bryan	4,844
Anne De Greef-Safft	4,844
Kenneth T. Lamneck	4,844
Michael D. Slessor	2,256
Charles M. Swoboda	3,622
Lynn A. Wentworth	4,844

46 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote to approve Named Executive Officer compensation. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing shareholders an opportunity to cast a nonbinding, advisory vote to approve the compensation of our Named Executive Officers as disclosed above pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to approve or not approve our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

This Say-on-Pay vote is advisory only and not binding on the Company, the Human Capital and Compensation Committee or the Board. However, the committee and Board will take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

As advised by our shareholders at the 2023 annual meeting (commonly referred to as a “Say-on-Frequency” vote) and approved by our Board, the Say-on-Pay vote is held annually. The next Say-on-Pay proposal is expected to occur at the 2027 annual meeting of shareholders.

Recommendation

✓	The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED

Unless a proxy is marked to give a different direction, the persons named in the proxy will provide an advisory vote FOR the approval of the advisory resolution approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

47 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of April 2, 2026, except to the extent indicated otherwise in the footnotes, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each Named Executive Officer of the Company and all directors and executive officers of the Company as a group.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288.

Beneficial Owners	Common Shares Beneficially Owned(1) #		Percentage of Outstanding Common Shares %
Stephen J. Beaver	60,830		(2)
Jeffrey W. Benck	270,077		(2)
Douglas M. Britt	17,953	(3)	(2)
Glynis A. Bryan	4,844	(3)	(2)
Anne De Greef-Safft	37,159	(3)	(2)
Kenneth T. Lamneck	71,681	(3)	(2)
David A. Moezidis	36,447		(2)
David W. Scheible	85,046	(3)	(2)
Bryan R. Schumaker	4,695		(2)
Michael D. Slessor	2,256	(4)	(2)
Charles M. Swoboda	3,622	(5)	(2)
David A. Valkanoff	16,561		(2)
Lynn A. Wentworth	26,735	(3)	(2)
Directors, nominees and current executive officers as a group (17 persons)	395,224	(6)	1.1%
BlackRock Inc.	5,565,072	(7)(8)	15.5%
55 East 52nd Street, New York, New York 10055
The Vanguard Group	—	(7)(9)	0%
100 Vanguard Blvd., Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	2,628,605	(7)(10)	7.3%
Building One, 6300 Bee Cave Road, Austin, Texas 78746
Franklin Mutual Advisers, LLC	2,656,002	(7)(11)	7.4%
101 John F. Kennedy Parkway, Short Hills, NJ 07078

(1)
Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares listed, subject to community property laws.
(2)
Less than 1%.
(3)
Includes 4,844 shares to be acquired upon the vesting of RSUs within 60 days of April 13, 2026.
(4)
Includes 2,256 shares to be acquired upon the vesting of RSUs within 60 days of April 13, 2026.
(5)
Includes 3,622 shares to be acquired upon the vesting of RSUs within 60 days of April 13, 2026.
(6)
Includes 34,942 shares to be acquired upon the vesting of RSUs within 60 days of April 13, 2026.
(7)
Based solely on information filed with the SEC.
(8)
According to a April 28, 2025 Schedule 13G/A filing: BlackRock Inc. (i) has sole power to vote or direct the vote of 5,496,385 shares and sole power to dispose or direct the disposition of 5,565,072 shares and (ii) holds such shares in its capacity as a parent holding company. The Schedule 13G/A discloses that iShares Core S&P Small-Cap ETF has an interest that is more than five percent of the total outstanding Common Shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(9)
According to The Vanguard Group's most recent March 26, 2026 Schedule 13G/A filing, as of March 13, 2026, following an internal realignment pursuant to which The Vanguard Group's beneficial ownership of shares has been disaggregated among certain of its subsidiaries or business divisions of such subsidiaries. The Vanguard Group's beneficial ownership of shares was reduced to 0% with 0 shares beneficially owned. Such Schedule 13G/A filing amended The Vanguard Group's Schedule 13G/A filed on February 13, 2024, which reported The Vanguard Group (i) had sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 24,432 shares, sole power to dispose or direct the disposition of 4,625,720 shares, and shared power to dispose or direct the disposition of 59,768

48 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

shares and (ii) held such shares in its capacity as investment advisor. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(10)
According to a April 15, 2025 Schedule 13G/A filing: Dimensional Fund Advisors LP (i) has sole power to vote or direct the vote of 2,571,077 shares and sole power to dispose or direct the disposition of 2,628,605 shares and (ii) holds such shares in its capacity as investment advisor. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(11)
According to a November 4, 2025 Schedule 13G/A filing: Franklin Mutual Advisers, LLC (i) has sole power to vote or direct the vote of 2,500,522 shares and sole power to dispose or direct the disposition of 2,656,002 shares and (ii) holds such shares in its capacity as investment advisor. The address of Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789.

49 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee determined that the appointment of KPMG is in the best interest of the Company and its shareholders and has appointed KPMG as the independent public accounting firm of the Company for the year ending December 31, 2026. Shareholders will be asked to ratify the appointment of KPMG at the Meeting. Ratification will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. The current engagement partner has been in his role on the Company's account since March 2022. Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

✓	The Board of Directors recommends a vote FOR the proposal to ratify the appointment of the independent registered public accounting firm.

50 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process, as well as the design and maintenance of systems of internal accounting and financial controls. The Audit Committee is responsible for providing independent, objective oversight of management’s conduct of the reporting process and the accounting and control systems. The committee operates under a written charter approved by the Board and met 8 times during 2025. The committee’s meetings are designed to facilitate and encourage communication between members of the committee and management, private communication between committee members and the Company’s internal auditors, and between committee members and the Company’s independent registered public accounting firm, KPMG. The committee has oversight of compliance with legal and regulatory requirements and ethical standards, and evaluates the qualifications and independence of the Company’s outside advisors. The Committee also receives quarterly cybersecurity updates from the Company’s Chief Digital & Information Officer and Chief Information Security Officer.

The Audit Committee has sole authority for the selection and retention of the Company’s independent registered public accounting firm. The independent registered public accounting firm’s appointment is presented annually to shareholders for ratification. The committee determined that it would be in the best interest of the Company and shareholders to again appoint KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2026. KPMG has served as our independent registered public accounting firm since 1986. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG to review and discuss the 2025 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the committee received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the committee concerning independence, and the committee reviewed and discussed with KPMG the firm’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the foregoing reviews and discussions, the committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, in addition to the annual audit engagement terms and fees, the committee pre-approves specific types of audit, audit-related, tax, and non-audit services to be performed by the independent registered public accounting firm throughout the year, as well as fee ranges for each specific service, based on the committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the committee specifically approves the provision of such services for a different period. The policy permits the committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be ratified by the committee at its next meeting.

The following table presents fees for professional services provided by KPMG for 2025 and 2024, 100% of which were pre-approved by the Audit Committee pursuant to its pre-approval policy.

	2025	2024
Audit fees(1)	$2,464,000	$2,411,000
Audit-related fees(2)	9,000	12,000
Tax fees(3)	1,151,000	456,000
All other fees(4)	18,000	18,000
Total fees	$3,642,000	$2,897,000

(1)
Includes fees billed for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2025 and 2024, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q in 2025 and 2024, the audit of the Company’s effectiveness of internal control over financial reporting, statutory audits required internationally, and services rendered by KPMG related to regulatory filings with the SEC.
(2)
Includes fees billed for professional services rendered by KPMG for certain compliance-related services.
(3)
Includes fees billed for professional services rendered by KPMG in connection with domestic and international income tax planning, compliance, and tax audits.
(4)
Includes fees billed by KPMG for the use of an executive education learning platform and courses.

51 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee has considered whether the services provided by KPMG as they related to other non-audit services are compatible with maintaining the firm’s independence. The committee has determined that provision of those services is compatible with maintaining the independence of KPMG as the Company’s registered public accounting firm.

Respectfully submitted,

Audit Committee

Lynn A. Wentworth, Chair

Douglas M. Britt

Michael D. Slessor

Charles M. Swoboda

52 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE
BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS
INCENTIVE COMPENSATION PLAN

General

On March 25, 2019, the Board approved, subject to the approval of our shareholders, the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (the “2019 Omnibus Plan”). The 2019 Omnibus Plan was approved by our shareholders at our 2019 annual meeting of shareholders on May 15, 2019. Effective as of our 2022 annual meeting of shareholders on May 25, 2022, the total number of shares of common stock reserved and available for grant was increased by 1,375,000 shares (the “First Amendment”).

As of April 2, 2026, only 944,944 Common Shares remained available for grant under the 2019 Omnibus Plan and, assuming the current usage rate, the Company expects these remaining Common Shares to be depleted by the end of 2027. In order to continue to have an appropriate supply of shares available for grant under the 2019 Omnibus Plan, on April 9, 2026, the Board adopted, subject to shareholder approval, an amendment to the 2019 Omnibus Plan that would increase the total number of shares of common stock reserved and available for grant by 1,800,000 shares (the “Second Amendment”). If shareholder approval is obtained, the Second Amendment will be effective as of the date of the Annual Meeting. A copy of the second Amendment is included as Annex A to this proxy statement.

Equity compensation awards are an important part of our overall compensation program and the Company wants to ensure that there is a sufficient number of shares available to adequately incentivize our officers, employees, directors and consultants. Our fully-diluted capital structure (excluding awards outstanding under our equity compensation plans) as of April 2, 2026 consisted of:

Common Shares	35,877,036
Common Shares issuable upon conversion of Preferred Stock	—
Fully-Diluted Common Shares Outstanding	35,877,036

The table below represents our potential fully-diluted overhang levels as of April 2, 2026 based on our fully-diluted Common Shares outstanding, as shown above, awards outstanding under our equity compensation plans and our request of the 1,800,000 additional shares subject to the Second Amendment. The Company does not have any options outstanding as of April 2, 2026.

Potential Overhang with 1,800,000 Additional Shares:
Outstanding awards under 2019 Omnibus Plan as of April 2, 2026 (all of which are unvested full value awards)	1,351,211
Common Shares available for future grant under the 2019 Omnibus Plan as of April 2, 2026	944,944
Additional requested Common Shares under the Second Amendment	1,800,000
Total Potential Dilution, or Overhang	4,096,155
Potential Dilution as a Percentage of Fully-Diluted Common Shares Outstanding	11.4%

Our burn rate for the last three years (the “Burn Rate”), which we define as the total number of shares subject to awards granted in a calendar year expressed as a percentage of our basic weighted average shares outstanding, was 1.61% for 2025, 1.78% for 2024, and 1.35% for 2023, and the average Burn Rate over the last three years was 1.58%.

The Board and management believe that the additional shares from the Second Amendment will be sufficient to cover the Company’s equity compensation needs for the next three years, although this could change based on factors including merger and acquisition activity. The Board believes the potential dilution from equity issuances to be made under the 2019 Omnibus Plan, as amended by the Second Amendment, is reasonable and that approval of the Second Amendment is important in that it allows us to continue awarding equity incentives, which are an important component of our overall compensation program. If the Second Amendment is not approved by the shareholders, awards will continue to be made under the 2019 Omnibus Plan as currently in effect to the extent shares are available.

The closing price of our common stock, as reported on the NYSE on April 2, 2026 was $56.57 per share. If the Second Amendment is approved by the shareholders, we anticipate filing a Form S-8 registration statement with the SEC shortly after the Annual Meeting to

53 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

register the shares authorized for issuance under the Second Amendment.

Set forth below is a summary of the 2019 Omnibus Plan, as amended by the First Amendment and the proposed Second Amendment, which is qualified in its entirety by the specific language of the Second Amendment, a copy of which is attached to this proxy statement as Annex A.

Summary of the 2019 Omnibus Plan

Types of Awards. The 2019 Omnibus Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”), performance shares, performance units, cash incentive awards, deferred share units and other equity-based and equity-related awards.

Plan Administration. The 2019 Omnibus Plan is administered by the Human Capital and Compensation Committee of our Board (the “Committee”). Subject to the terms of the 2019 Omnibus Plan and applicable law, the Committee has the sole authority to administer the 2019 Omnibus Plan, including, but not limited to, the authority to (1) designate participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of Common Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (4) determine the terms and conditions of any awards, (5) determine the vesting schedules of awards and, if certain performance goals must be attained in order for an award to vest or be settled or paid, establish such performance goals and determine whether, and to what extent, such performance goals have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, Common Shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended, (7) determine whether, to what extent and under what circumstances cash, Common Shares, other securities, other awards, other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the holder thereof or of the Committee, (8) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the 2019 Omnibus Plan and any instrument or agreement relating to, or award made under, the 2019 Omnibus Plan, (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2019 Omnibus Plan, (10) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, (11) amend an outstanding award or grant a replacement award for an award previously granted under the 2019 Omnibus Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such award to us or the participant differ from those consequences that were expected to occur on the date the award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated, and (12) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2019 Omnibus Plan. However, the Committee does not have the authority to accelerate vesting of an award other than (x) in connection with the participant’s death or disability or (y) in connection with a termination following a change of control.

Shares Available For Awards. Subject to adjustment for changes in capitalization, the maximum aggregate number of Common Shares that may be delivered pursuant to awards granted under the 2019 Omnibus Plan, as amended by the Second Amendment, is equal to the sum of (i) 4,875,000, (ii) the number of any Common Shares remaining available for future grants of awards under the 2010 Plan as of the date the 2019 Omnibus Plan was approved by our shareholders and (iii) the number of any Common Shares with respect to awards granted under the 2010 Plan that are forfeited following the date that the 2019 Omnibus Plan was approved by our shareholders (such sum, the “Plan Share Limit”). The number of shares with respect to forfeited awards under the 2010 Plan (x) would be determined based on the number of Common Shares subject to such award (and not by the number of Common Shares that reduced the maximum aggregate number of Common Shares available under the 2010 Plan upon grant of such award) and (y) would not include any Common Shares with respect to awards granted under the 2010 Plan that are withheld or tendered to the Company to satisfy the applicable tax withholding obligation or in payment of the exercise price of such award. A maximum of 4,875,000 Common Shares may be delivered pursuant to ISOs granted under the 2019 Omnibus Plan.

Each Common Share with respect to which any award denominated in Common Shares is granted under the 2019 Omnibus Plan reduces the Plan Share Limit by one Common Share. Upon grant of a stock-settled SAR, each share with respect to which such stock-settled SAR is exercisable is counted as one share against the Plan Share Limit, regardless of the number of Common Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash do not reduce the Plan Share Limit. If any award granted under the 2019 Omnibus Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Common Shares subject thereto, or (B) settled other than by the delivery of Common Shares (including, without limitation, cash settlement), then, in each case, the number of Common Shares subject to such award that were not issued with respect to such award are not treated as issued and the Plan Share Limit is increased by the number of Common Shares by which the Plan Share Limit was reduced upon issuance of such award. Notwithstanding the foregoing, the Plan Share Limit is not increased as a result of the surrender or tender of Common Shares in payment of the exercise price of an award or any taxes required to be withheld in respect of an award.

Subject to adjustment as described below, (1) in the case of awards that are settled in Common Shares, the maximum aggregate number of Common Shares with respect to which awards may be granted to any participant (other than awards granted to non-employee directors) in any fiscal year under the 2019 Omnibus Plan is 300,000 and (2) in the case of awards that are settled in cash based

54 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

on the fair market value of a Common Share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any participant (other than awards granted to non-employee directors) in any fiscal year under the 2019 Omnibus Plan is equal to the per-Common Share fair market value (as defined in the 2019 Omnibus Plan) as of the relevant vesting, payment or settlement date multiplied by 300,000. In the case of all awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its fair market value) other than Common Shares that may be paid or delivered pursuant to awards under the 2019 Omnibus Plan to any participant (other than awards granted to non-employee directors) in any fiscal year is equal to $6,000,000.

Subject to adjustment as described below, (1) in the case of awards that are settled in Common Shares, the maximum aggregate number of Common Shares with respect to which awards may be granted to any non-employee director in any fiscal year under the 2019 Omnibus Plan is 25,000 and (2) in the case of awards that are settled in cash based on the fair market value of a Common Share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any non-employee director in any fiscal year under the 2019 Omnibus Plan is equal to the per-Common Share fair market value as of the relevant vesting, payment or settlement date multiplied by 25,000. In the case of all awards other than those described in the preceding sentence, and including cash retainer fees, the maximum aggregate amount of cash and other property (valued at its fair market value) other than Common Shares that may be paid or delivered pursuant to awards under the 2019 Omnibus Plan to any non-employee director participant in any fiscal year is $600,000.

Changes in Capitalization. In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the Common Shares, the Committee will make adjustments and other substitutions to awards, as permitted under the 2019 Omnibus Plan, in the manner it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our Common Shares or other similar corporate transactions, the Committee in its discretion is permitted to make such adjustments and other substitutions to the 2019 Omnibus Plan and awards, as permitted under the 2019 Omnibus Plan, as it deemed appropriate or desirable.

Substitute Awards. The Committee is permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any Common Shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of Common Shares available for awards under the 2019 Omnibus Plan, except that awards issued in substitution for ISOs would reduce the number of Common Shares available for ISOs under the 2019 Omnibus Plan.

Source of Shares. Any shares issued under the 2019 Omnibus Plan, as amended by the Second Amendment, will consist, in whole or in part, of authorized and unissued Common Shares or of treasury shares.

Minimum Vesting Requirements. Awards granted under the 2019 Omnibus Plan are not be permitted to vest any earlier than the first anniversary of the date of grant of the applicable award; provided that the following awards are not be subject to the minimum vesting requirement: (i) substitute awards (described above), (ii) awards granted to non-employee directors in connection with an annual shareholder meeting that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding annual shareholder meeting and (iii) awards in respect of up to a maximum of 5% of the aggregate number of Common Shares that become available for grant under the 2019 Omnibus Plan (subject to adjustment as described above). Notwithstanding the foregoing, the minimum vesting requirements do not apply to or limit the Committee’s authority under the 2019 Omnibus Plan to vest awards earlier, as the Committee deems appropriate, upon the occurrence of a change of control or in the event of a participant’s termination of employment or service, in each case, as permitted by the 2019 Omnibus Plan.

Eligible Participants. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of us or our affiliates, in each case, within the meaning of Form S-8, who the Committee selects to receive an award under the 2019 Omnibus Plan or who receives a substitute award are eligible to participate in the 2019 Omnibus Plan. The Company currently has approximately 800 employees and eight non-employee directors eligible to participant in the 2019 Omnibus Plan and currently expects that awards will be generally limited to approximately 300 employees [(including nine officers), zero consultants] and eight non-employee directors.

Stock Options. The Committee is permitted to grant both ISOs and NSOs under the 2019 Omnibus Plan. The exercise price for options may not be less than the fair market value of Common Shares on the grant date. The Committee is not permitted to reprice any option granted under the 2019 Omnibus Plan without the approval of our shareholders. All options granted under the 2019 Omnibus Plan are NSOs unless the applicable award agreement expressly stated that the option was intended to be an ISO.

Each option will vest and become exercisable at such times, and in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable award agreement or thereafter. Unless otherwise set forth in the applicable award agreement, each option will expire upon the earlier of (a) the tenth anniversary of the date the option was granted and (b) (i), in the case of participants who are not non-employee directors, three months after the participant who was holding the option ceased to be an officer, employee or consultant for us or one of our affiliates or (ii) in the case of participants who are non-employee directors, two years after the participant who was holding the option ceased to be a non-employee directors. The exercise price is permitted to be paid (1) with cash (or its equivalent), (2) in the sole discretion of the Committee, with previously acquired Common Shares or through delivery of irrevocable instructions to a broker to sell our Common Shares otherwise deliverable upon the exercise of the option (provided that there was a public market for our Common Shares at such time) or (3) any other method or

55 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

combination of methods approved by the Committee, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares so tendered to us as of the date of such tender, together with any shares withheld by us in respect of taxes relating to an option, was at least equal to such aggregate exercise price plus taxes.

Stock Appreciation Rights. The Committee is permitted to grant SARs under the 2019 Omnibus Plan. The exercise price for SARs may not be less than the fair market value of our Common Shares on the grant date. The Committee is not permitted to reprice any SAR granted under the 2019 Omnibus Plan without the approval of our shareholders. Upon exercise of a SAR, the holder will receive cash, Common Shares, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a Common Share on the date of exercise of the SAR over the exercise price of the SAR. Subject to the provisions of the 2019 Omnibus Plan and the applicable award agreement, the Committee will determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Unless otherwise set forth in the applicable award agreement, each SAR will expire upon the earlier of (a) the tenth anniversary of the date the SAR was granted and (b) (i), in the case of participants who are not non-employee directors, three months after the participant who was holding the SAR ceased to be an officer, employee or consultant for us or one of our affiliates or (ii) in the case of participants who are non-employee directors, two years after the participant who was holding the SAR ceased to be a non-employee directors.

Restricted Shares and Restricted Stock Units. Subject to the provisions of the 2019 Omnibus Plan, the Committee is permitted to grant restricted shares and RSUs. Restricted shares and RSUs will not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2019 Omnibus Plan or the applicable award agreement, except that the Committee could determine that restricted shares and RSUs will be permitted to be transferred by the participant for no consideration. Each RSU will be granted with respect to one Common Share or have a value equal to the fair market value of one such Common Share. Upon the lapse of restrictions applicable to an RSU, the RSU could be paid in cash, Common Shares, other securities, other awards or other property, or any combination thereof, as determined by the Committee, or in accordance with the applicable award agreement. In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder will be entitled to the rights of a shareholder in respect of such restricted shares, including the right to vote and receive dividends.

Performance Shares and Performance Units. Subject to the provisions of the 2019 Omnibus Plan, the Committee is permitted to grant performance shares and performance units to participants. Performance units are awards with an initial value established by the Committee (or that was determined by reference to a valuation formula specified by the Committee) at the time of the grant. In its discretion, the Committee will set performance goals that, depending on the extent to which they were met during a specified performance period, will determine the number of performance shares the participant will vest in or the number and/or value of performance units that will be paid out to the participant. The Committee, in its sole discretion, is permitted to pay earned performance units in the form of cash, Common Shares, other securities, other awards, or other property, or any combination thereof that will have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Committee with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement.

Cash Incentive Awards. Subject to the provisions of the 2019 Omnibus Plan, the Committee is permitted to grant cash incentive awards payable upon the attainment of performance goals.

Other Stock-Based Awards. Subject to the provisions of the 2019 Omnibus Plan, the Committee is permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock. The Committee is permitted to determine the amounts and terms and conditions of any such awards.

Dividends and Dividend Equivalents. Subject to the provisions of the 2019 Omnibus Plan, the Committee is permitted to, on such terms and conditions as it determines, provide a participant with the right to receive dividends or dividend equivalents, payable in cash, Common Shares, other securities, other awards or other property, on a current or deferred basis, on any award granted under the 2019 Omnibus Plan other than stock options, SARs and cash incentive awards. However, a participant will only be eligible to receive dividends or dividend equivalents in respect of any such awards to the extent the applicable vesting criteria for such award have been satisfied and, in the case of any performance-based award that is payable upon the achievement of performance goal(s), a participant will be entitled to dividends or dividend equivalents in respect of such award only to the extent that the performance goal(s) for the applicable performance period are achieved and the Committee determines that all or some portion of such award has been earned for the performance period.

Amendment and Termination of the 2019 Omnibus Plan. Subject to any applicable law or government regulation and to the rules of the applicable stock exchange, the 2019 Omnibus Plan is (a) permitted to be amended, modified or terminated by our Board, or in the case of certain amendments, by the Committee, without the approval of our shareholders, except that shareholder approval will be required for any amendment that will (a) increase the maximum number of Common Shares available for awards under the 2019 Omnibus Plan or increase the maximum number of Common Shares that could be delivered pursuant to ISOs granted under the 2019 Omnibus Plan or (b) change the class of employees or other individuals eligible to participate in the 2019 Omnibus Plan. No modification, amendment or termination of the 2019 Omnibus Plan that will materially and adversely affect the rights of a participant will be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee is permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or

56 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the 2019 Omnibus Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that will materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

The Committee is authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of us) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, has determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee is permitted to provide for a cash payment to the holder of an award in consideration for the cancelation of such award.

Change of Control. The 2019 Omnibus Plan provides that, unless otherwise provided in an award agreement, if provision is made in connection with a change of control of us for assumption of, or substitution for, awards previously granted with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, (such assumption or substitution is referred to as a rollover), all awards that are outstanding and unvested as of immediately prior to the change of control would remain outstanding and unvested immediately thereafter, provided that performance shares, performance units, cash incentive awards and any other performance-based awards would no longer be subject to the achievement of performance goals and would convert to corresponding service-based awards as of the change of control based on the greater of target performance and actual performance levels, which will be determined by the Committee in its sole discretion as of the most recent practicable date prior to the change of control. However, if within 24 months following a change of control, a participant’s employment or services, as applicable, with the Company is terminated without cause (as defined in the 2019 Omnibus Plan):

•	any outstanding options or SARs then held by such participant would become fully exercisable and vested as of the date of such termination;

•

all performance shares, performance units, cash incentive awards and any other performance-based awards held by such participant that were granted following such change of control would vest and be paid out as if (A) the date of such termination were the last day of the applicable performance period and (B) target performance levels had been attained; and

•

all other outstanding awards (including performance shares, performance units, cash incentive awards and any other performance-based awards converted to service-based awards in connection with a rollover of awards as of a change of control) then held by such participant would automatically become fully exercisable and vested and all restrictions and forfeiture provisions would lapse as of the date of such termination.

The 2019 Omnibus Plan further provides that, unless otherwise provided in an award agreement, in the event of a change of control of us, unless provision was made in connection with the change of control for rollover of awards previously granted:

•	any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance shares, performance units, cash incentive awards and any other performance-based awards would vest and be paid out as if the date of the change of control were the last day of the applicable performance period and the greater of target performance and actual performance levels had been attained, which would be determined by the Committee in its sole discretion as of the most recent practicable date prior to the change of control; and

•

all other outstanding awards would automatically become fully exercisable and vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•

during any period of 24 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors;

•	consummation of certain mergers or consolidations of us with any other company following which our shareholders hold 50% or less of the combined voting power of the surviving entity;

•

the shareholders approve a plan of complete liquidation or dissolution of us unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet; or

•

certain acquisitions by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 50%.

Clawback/Repayment. All awards are subject to reduction, cancelation, forfeiture, or recoupment to the extent necessary to comply with any clawback, forfeiture, or other similar policy adopted by the Board or the Committee and applicable law. Further, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the

57 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the Company is permitted to require the participant to repay any such excess amount to the Company.

Term of the 2019 Omnibus Plan. No award is permitted to be granted under the 2019 Omnibus Plan after the tenth anniversary of the date the 2019 Omnibus Plan was approved by our shareholders.

Certain Federal Tax Aspects of the 2019 Omnibus Plan

The following summary describes the U.S. federal income tax treatment associated with options awarded under the 2019 Omnibus Plan. The summary is based on the law as in effect on December 31, 2025. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (b) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the later of the two-year and one-year holding periods described above (a disqualifying disposition), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the amount paid for the shares and (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the AMT effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NSOs (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NSO would, at that time, realize ordinary taxable income equal to (i) the per-share fair market value on the exercise date minus the exercise price multiplied by (ii) the number of shares with respect to which the option is being exercised. If the NSO was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of an NSO option are not subject to a substantial risk of forfeiture.

Section 162(m). Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to certain of our named executive officers (or any person who was a named executive officer for any year beginning with 2017) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the 2019 Omnibus Plan are intended to be eligible for this exception.

New Plan Benefits

The Company has not approved any awards that are conditioned upon shareholder approval of the Second Amendment. Future awards made under the 2019 Omnibus Plan will be determined by the Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular officers in the future under the 2019 Omnibus Plan, as amended by the Second Amendment. If the

58 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

proposed Second Amendment had been in effect in fiscal year 2025, we expect that our award grants for fiscal year 2025 would not have been different from those actually made in that year under the 2019 Omnibus Plan. For information regarding grants made under the 2019 Omnibus Plan during 2025 to our Named Executive Officers, see the table included under “Compensation Tables and Narratives—2025 Grants of Plan-Based Awards.”

For 2026, we intend to award our non-employee directors an annual grant of RSUs under the 2019 Omnibus Plan. The number of RSUs to be issued to non-employee directors will be determined by dividing the dollar amount of the award (currently anticipated to be $180,000) by the closing market price of the Common Shares on the grant date (which is anticipated to be the date of the Meeting). For information regarding grants made under the 2019 Omnibus Plan during 2025 to our non-employee directors, see the table included under “Compensation Tables and Narratives—2025 Director Summary Compensation Table.”

✓	The Board of Directors recommends a vote FOR the approval of the amendment to the 2019 Omnibus Plan.

59 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. The Company has retained BetaNXT to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees, and no additional compensation will be paid to such individuals. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER

PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2027 annual meeting of shareholders, such proposals must be received at the Company’s principal executive offices no later than December 18, 2026. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2027 annual meeting of shareholders must deliver written notice of the proposal at the Company’s principal executive offices no later than February 16, 2027, pursuant to Article 2, Section 12 of the Bylaws.

The Bylaws provide that shareholders who wish to nominate qualified candidates for election to the Board at the Company’s 2026 annual meeting of shareholders must deliver written notice of the nomination at the Company’s principal executive offices no later than February 16, 2027, pursuant to Article 2, Section 12 of the Bylaws and in accordance with the requirements set forth in Article 3, Section 8 of the Bylaws.

In addition to satisfying the deadline in the advance notice provisions of the Bylaws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the Company notice that sets forth the information required by Rule 14a-19 under the Exchange Act postmarked to the Company at its corporate headquarters, or transmitted electronically at investor.relations@bench.com, no later than March 29, 2027 to comply with the SEC’s universal proxy rules.

Please refer to the advance notice provisions of the Bylaws for additional information and requirements regarding shareholder nominations or other shareholder proposals. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

60 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

FORM 10-K

The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288. The Annual Report on Form 10-K is also available on our website at www.bench.com.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

Intermediaries and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your intermediary or other holder of record, or you may contact the Corporate Secretary to make such request at Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288, or by telephone at (623) 300-7000. However, please note that if you received a Notice and want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice that was sent to you.

You are cordially invited to attend the Meeting. Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions in the Notice or the proxy card or (b) by signing, dating and returning the proxy card. A prompt response will be greatly appreciated.

By order of the Board of Directors,

/s/ Stephen J. Beaver
Stephen J. Beaver
Secretary

61 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

ANNEX A

SECOND AMENDMENT TO THE
BENCHMARK ELECTRONICS, INC.

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

Benchmark Electronics, Inc., a Texas corporation (the “Company”), previously established the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (the “Plan”), which was approved by the Company’s shareholders at the Company’s 2019 Annual Meeting of Shareholders. The Plan was amended on one prior occasion. By adoption of this Second Amendment, the Company desires to amend the Plan to increase the total number of Shares (as defined in the Plan) reserved and available for grant under the Plan by 1,800,000 as set forth below.

1. This Second Amendment shall be effective as of the date on which it is approved by the Company’s shareholders at the Company’s 2026 Annual Meeting of Stockholders.

2. Section 4(a) (Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available) of the Plan is hereby amended and restated in its entirety to read as follows:

(a) Shares and Cash Available. Subject to adjustment as provided in Section 4(c), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be equal to the sum of (i) 4,875,000, (ii) any Shares remaining available for future grants of awards under the Prior Plan as of the date the Plan is approved by the Company’s shareholders and (iii) any Shares with respect to awards granted under the Prior Plan that are forfeited following the date that the Plan is approved by the Company’s shareholders (such sum, the “Plan Share Limit”); provided that, for the avoidance of doubt, the amount described in clause (iii) above (x) shall be determined based on the number of Shares subject to such award (and not by the number of Shares that reduced the maximum aggregate number of Shares available under the Prior Plan upon grant of such award) and (y) shall not include any Shares with respect to awards granted under the Prior Plan that are withheld or tendered to the Company to satisfy the applicable tax withholding obligation or in payment of the exercise price of such award. A maximum of 4,875,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan. Each Share with respect to which an Award denominated in Shares is granted under the Plan shall reduce the Plan Share Limit by one Share. Upon grant of a stock-settled SAR, each Share with respect to which such stock-settled SAR is exercisable shall be counted as one Share against the Plan Share Limit, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash shall not reduce the Plan Share Limit. If any Award granted under the Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than by the delivery of Shares (including, without limitation, cash settlement), then, in each case, the number of Shares subject to such Award that were not issued with respect to such Award shall not be treated as issued hereunder and the Plan Share Limit shall be increased by the number of Shares by which the Plan Share Limit was reduced upon the issuance of such Award. Notwithstanding the foregoing, the Plan Share Limit shall not be increased as a result of the surrender or tender of Shares to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award.

3. This Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this _____ day of __________________, 2026.

BENCHMARK ELECTRONICS, INC.
By:
Name:
Its:

A-1 Benchmark. Benchmark Electronics, Inc. • 2026 Proxy Statement

When It Matters®

Corporate Headquarters
Benchmark Electronics, Inc.
56 S Rockford Dr.
Tempe, AZ 85288 USA

833-BENCH-00 (833.236.2400)
info@bench.com | www.bench.com

Benchmark®

Benchmark

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Benchmark Electronics, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 2, 2026

Thursday, May 28, 2026 8:00 AM, Local Time

56 South Rockford Drive Tempe, AZ 85288

Internet:
www.proxypush.com/BHE
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-206-5293
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 8:00 AM, Local Time, May 28, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David A. Moezidis, Stephen J. Beaver, Bryan R. Schumaker (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Benchmark Electronics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Benchmark

Benchmark Electronics, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect nine directors to serve on the Board of Directors until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified;	FOR	AGAINST	ABSTAIN	
	1.01 David W. Scheible	☐	☐	☐	FOR
	1.02 Douglas M. Britt	☐	☐	☐	FOR
	1.03 Glynis A. Bryan	☐	☐	☐	FOR
	1.04 Anne De Greef-Safft	☐	☐	☐	FOR
	1.05 Kenneth T. Lamneck	☐	☐	☐	FOR
	1.06 David A. Moezidis	☐	☐	☐	FOR
	1.07 Michael D. Slessor	☐	☐	☐	FOR
	1.08 Charles M. Swoboda	☐	☐	☐	FOR
	1.09 Lynn A. Wentworth	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To provide an advisory vote on the compensation of the Company's named executive officers;	☐	☐	☐	FOR
3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026;	☐	☐	☐	FOR
4.	To approve an amendment to the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan to increase the total number of authorized shares of the Company's common stock available for grant thereunder by 1,800,000 shares; and	☐	☐	☐	FOR
5.	Such other business as may properly come before the meeting or any adjournment thereof.				

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date